Exhibit 10.1

STOCK AND ASSET PURCHASE AGREEMENT

dated as of January 29, 2021

by and among

Arteva Specialties B.V.,

INV PERFORMANCE SURFACES, LLC

and

INVISTA TEXTILES (U.K.) LIMITED,

as the Sellers,

INV MANAGEMENT SERVICES, LLC,

as the Seller Representative,

and

STEPAN COMPANY,

STEPAN UK LIMITED

and

STEPAN HOLDINGS NETHERLANDS B.V.

as the Buyers

TABLE OF CONTENTS

Page

Article I THE ACQUISITION2

Section 1.01	Purchase of Shares2
Section 1.02	Purchase of Assets and Assumption of Liabilities2
Section 1.03	Excluded Assets and Retained Liabilities3
Section 1.04	Acquisition Consideration3
Section 1.05	Final Adjustment Procedures4
Section 1.06	Adjustment to Purchase Price4
Section 1.07	Withholding5

Article II CLOSING5

Section 2.01	Time and Place of the Closing5
Section 2.02	Closing Deliverables5
Section 2.03	Delivery of the Assets8
Section 2.04	No Ongoing or Transition Services8

Article III REPRESENTATIONS AND WARRANTIES OF THE SELLERS8

Section 3.01	Organization of the Sellers8
Section 3.02	Organization of the Dutch Entity9
Section 3.03	Capitalization; Ownership of Shares and Wilmington Assets and Liabilities; Subsidiaries9
Section 3.04	Authorization; Enforceability; Absence of Conflicts; Required Consents10
Section 3.05	Litigation11
Section 3.06	Compliance with Law12
Section 3.07	Permits12
Section 3.08	Material Agreements12
Section 3.09	Employee Matters14
Section 3.10	Financial Records17
Section 3.11	Environmental Matters18
Section 3.12	Taxes18
Section 3.13	Intellectual Property21
Section 3.14	Surviving Affiliate Transactions22
Section 3.15	No Brokers22
Section 3.16	Real Property and Personal Property23
Section 3.17	Nature of Assets and Manufacturing Facilities23
Section 3.18	The Restructuring24
Section 3.19	Absence of Changes24

Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYERS24

Section 4.01	Organization; Power24
Section 4.02	Authorization; Enforceability; Absence of Conflicts; Required Consents24
Section 4.03	Litigation25
Section 4.04	Purchase for Investment26

i

Section 4.05	Solvency26
Section 4.06	No Brokers26

Article V COVENANTS26

Section 5.01	Records and Access26
Section 5.02	Confidentiality27
Section 5.03	Public Announcement28
Section 5.04	Antitrust29
Section 5.05	Non-Assigned Contracts and Assumed Liabilities30
Section 5.06	Tax Matters31
Section 5.07	Further Assurances36
Section 5.08	Use of Name37
Section 5.09	Employee Matters38
Section 5.10	Insurance Policy40
Section 5.11	Title Insurance40
Section 5.12	Non-Solicitation and Non-Competition40
Section 5.13	Accounts Receivable42

Article VI SURVIVAL; INDEMNIFICATION;  LIMITATIONS ON INDEMNIFICATION AND CLAIMS43

Section 6.01	Survival43
Section 6.02	Indemnification of the Buyer Indemnitees44
Section 6.03	Indemnification of the Seller Indemnitees45
Section 6.04	Conditions of Indemnification46
Section 6.05	Payments by an Indemnifying Party48
Section 6.06	Procedures for Direct Claims49
Section 6.07	Certain Limitations on Indemnification for Third Party Claims and Direct Claims50
Section 6.08	No Special Damages52
Section 6.09	Sole and Exclusive Remedy52
Section 6.10	Buyers’ Investigation; Disclaimer of Representations and Warranties53
Section 6.11	No Multiple Recoveries54
Section 6.12	No Setoff54
Section 6.13	Subrogation54
Section 6.14	Amount of Losses54
Section 6.15	Mitigation55
Section 6.16	Purchase Price Adjustment55

Article VII GENERAL PROVISIONS55

Section 7.01	Amendment and Modification55
Section 7.02	Entire Agreement55
Section 7.03	Assignment55
Section 7.04	Severability56
Section 7.05	Expenses and Treatment of Amounts Owed56
Section 7.06	No Waiver of Breach57
Section 7.07	Governing Law and Venue57
Section 7.08	Notices57

ii

Section 7.09	No Partnership; No Agency58
Section 7.10	Negotiated Transaction58
Section 7.11	Time of the Essence58
Section 7.12	Specific Performance58
Section 7.13	Seller Representative59
Section 7.14	Bulk Sales Laws59
Section 7.15	Transaction Privilege59
Section 7.16	Cumulative Remedies60
Section 7.17	Defined Terms; Interpretation60
Section 7.18	Counterparts77

ANNEXES

Annex I – Vlissingen Assets and Liabilities Annex

Annex II – Wilmington Assets and Liabilities Annex

Annex III – Transferred U.S. Intellectual Property Annex

Annex IV – Transferred Non-U.S. Intellectual Property Annex

EXHIBITS

Exhibit A – [Intentionally Omitted]

Exhibit B – Sellers’ Account

Exhibit C-1 – Form of Assignment and Assumption Agreement

Exhibit C-2 – Form of Patent Assignment and Assumption Agreement

Exhibit C-3 – Form of Trademark Assignment and Assumption Agreement

Exhibit C-4 – Form of Domain Name Assignment Agreement

Exhibit D – Form of Transition Services Agreement

Exhibit E – Form of Conveyance

Exhibit F – Closing Adjustments

Part 1 – Basis of Preparation

Part 2 – Manner of Preparation

Part 3 – Sample Working Capital Closing Statement

Part 4 – Sample Indebtedness Closing Statement

Exhibit G-1 – Logistics Services Agreement

Exhibit G-2 – Railcar Sublease Agreement

Exhibit H – B2B Raw Materials Agreement

Exhibit I – B2B Polyols Agreement

Exhibit J – Supply Agreement

Exhibit K – Asset Allocation Statement

Exhibit L – B2B Contract Agreement

Exhibit M – Employee Services Agreement

iii

STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 29, 2021 by and among Stepan Company, a corporation organized under the laws of the State of Delaware, USA (“Buyer Parent”); Stepan UK Limited, a private limited company organized under the laws of England and Wales (“Non-U.S. IP Buyer”); and Stepan Holdings Netherlands B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Equity Buyer”, and together with Non-U.S. IP Buyer and Buyer Parent, each a “Buyer” and, collectively, the “Buyers”); Arteva Specialties B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands having its place of business at (5657 EH) Eindhoven, Parmentierweg 4, the Netherlands and registered with the Dutch trade register under number 34105876 (“Equity Seller”); INV Performance Surfaces, LLC, a limited liability company organized under the laws of the State of Delaware, USA, with an address of 175 TownPark Drive, Suite 200, Kennesaw, Georgia 30144 (“U.S. Seller”); INVISTA Textiles (U.K.) Limited, a private limited company organized under the laws of England and Wales, with a registered address of 20 Gresham Street, 4th Floor, London, United Kingdom, EC2V 7JE (“Non-U.S. IP Seller” and together with Equity Seller and U.S. Seller, each a “Seller” and, collectively, the “Sellers”); and INV Management Services, LLC, a limited liability company organized under the laws of the State of Delaware, USA, with an address of 4123 E. 37th Street North, Wichita, Kansas 67220 (“Seller Representative”).

RECITALS

A.Prior to the date hereof, the Sellers and their respective Affiliates have undertaken an internal restructuring (the “Restructuring”) to effect a legal demerger (juridische splitsing) as described in a Proposal of Legal Demerger, dated November 17, 2020 (the “Demerger Proposal”), proposing that INVISTA Polyester B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, with its corporate seat in Vlissingen, the Netherlands having its place of business at (5657 EH) Eindhoven, Parmentierweg 4, the Netherlands and registered with the Dutch trade register under number 22037808 (the “Dutch Entity”) (i) retain the Vlissingen Assets and Liabilities, and (ii) transfer to INV Nylon Chemicals Netherlands B.V. (the “Remaining Entity”) any and all assets, rights, liabilities and obligations not set forth in the Demerger Proposal;

B.Equity Seller directly owns all of the outstanding shares (the “Shares”) of the Dutch Entity;

C.U.S. Seller and Non-U.S. IP Seller each directly own certain assets and are subject to certain liabilities relating thereto as set forth below;

D.Upon the terms and subject to the conditions contained in this Agreement, the Buyer set forth below desires to acquire and assume (the “Acquisition”):

(i)from Equity Seller, the Shares of the Dutch Entity by Equity Buyer;

(ii)from U.S. Seller, the Wilmington Assets and Liabilities by Buyer Parent;

(iii)from U.S. Seller, the Transferred U.S. Intellectual Property by Buyer Parent;

(iv)from Non-U.S. IP Seller, the Transferred Non-U.S. Intellectual Property by Non-U.S. IP Buyer; and

(v)assets and liabilities of the Wilmington Assets and Liabilities and the Dutch Entity comprising Closing Net Working Capital and Closing Indebtedness (as defined herein);

E.Buyer Parent is acquiring, in connection with the transactions contemplated hereby, a representation and warranty insurance policy covering certain representations and warranties set forth in this Agreement (the “Insurance Policy”), and Buyer Parent shall provide to the Seller Representative a genuine and complete copy of the form of the binders for the Insurance Policy when so bound; and

F.The Sellers will notify the employee representative body at the Vlissingen facility and have, to the extent applicable, complied with the relevant requirements under the Dutch 2015 Merger Code of the Social-Economic Council (SER-besluit Fusiegedragsregels 2015).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
THE ACQUISITION

Section 1.01Purchase of Shares

.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, Equity Seller shall sell, convey, assign and transfer to Equity Buyer, and Equity Buyer shall purchase and acquire from Equity Seller, all of Equity Seller’s rights, title and interest as of the Closing Date in and to the Shares free and clear of any Liens, except for restrictions on transfers of securities under applicable securities Laws and the Dutch Entity’s Organizational Documents.

Section 1.02Purchase of Assets and Assumption of Liabilities

.  At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a)U.S. Seller shall sell, convey, assign and transfer to Buyer Parent, and Buyer Parent shall purchase and acquire from U.S. Seller, (i) the assets expressly identified as part of the Wilmington Assets and Liabilities and (ii) the Transferred U.S. Intellectual Property, in each case free and clear of any Liens, other than Permitted Liens (clauses (i) and (ii), collectively, the “U.S. Assets”);

(b)Non-U.S. IP Seller shall sell, convey, assign and transfer to Non-U.S. IP Buyer, and Non-U.S. IP Buyer shall purchase and acquire from Non-U.S. IP Seller, the Transferred Non-U.S. Intellectual Property, in each case free and clear of any Liens, other than Permitted Liens (collectively with the U.S. Assets, the “Assets”);

(c)U.S. Seller shall assign and transfer to Buyer Parent, and Buyer Parent shall accept and assume, and shall pay, perform, discharge and satisfy, as and when due, all of the obligations and liabilities expressly identified as part of the Wilmington Assets and Liabilities, or arising in connection with the U.S. Assets (collectively, the “U.S. Assumed Liabilities”); and

(d)Non-U.S. IP Seller shall assign and transfer to Non-U.S. IP Buyer, and Non-U.S. IP Buyer shall accept and assume, and shall pay, perform, discharge and satisfy, as and when due, all of the obligations and liabilities expressly identified as part of, or arising in connection with, the Transferred Non-U.S. Intellectual Property (collectively with the U.S. Assumed Liabilities, the “Assumed Liabilities”).

Section 1.03Excluded Assets and Retained Liabilities

.

(a)The Assets do not include, and the Buyers will not acquire, any assets of the Sellers or any of their Affiliates not expressly identified in Annexes II, III or IV (collectively, the “Excluded Assets”).

(b)The Assumed Liabilities do not include, and the Buyers will not assume, any liabilities or obligations not expressly identified in Annexes II, III or IV, including Seller Taxes (collectively, the “Retained Liabilities”).

Section 1.04Acquisition Consideration

.

(a)Subject to adjustment as set forth in this Section 1.04, Section 1.05 and Exhibit F, in consideration of the sale, conveyance, assignment and transfer of the Shares and the Assets by the Sellers to the Buyers, the Buyers shall assume the Assumed Liabilities in accordance with Section 1.02 on the Closing Date, and the Buyers shall pay to the Sellers, in accordance with written instructions from the Sellers to the accounts designated by the Seller Representative in Exhibit B, in cash or other immediately available funds, an amount equal to (such aggregate cash amount being the “Purchase Price”):

(i)one hundred sixty five million US dollars (US$165,000,000) (the “Initial Cash Consideration”); minus

(ii)the Deposit; plus

(iii)the Estimated Net Working Capital; minus

(iv)the Estimated Indebtedness.

(b)The Seller Representative has prepared and provided to Buyer Parent (i) a written statement (the “Estimated Net Working Capital Closing Statement”) that sets forth in reasonable detail the Sellers’ good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”) and (ii) a written statement (the “Estimated Indebtedness Closing Statement” and, together with the Estimated Net Working Capital Closing Statement, the “Estimated Closing Statements”) that sets forth in reasonable detail the Sellers’ good faith estimate and together with reasonable documentation of the Indebtedness as of the

Closing Date (the “Estimated Indebtedness”).  The Estimated Closing Statements have been prepared in accordance with the applicable provisions of Part 1 and Part 2 of Exhibit F and present such calculations to Buyer Parent in the forms of Part 3 and Part 4 of Exhibit F, as applicable (on the basis that any references in Part 1 or Part 2 of Exhibit F to Closing Net Working Capital, Closing Indebtedness and the Closing Statements will be deemed to be references to Estimated Net Working Capital, Estimated Indebtedness and the Estimated Closing Statements).

Section 1.05Final Adjustment Procedures

.

(a)Within ninety (90) days after the Closing Date (such date being the “Closing Statement Date”), Buyer Parent shall prepare and deliver to Sellers a draft of each Closing Statement in the format set out in Part 3 and Part 4 of Exhibit F, as applicable, and on the basis of preparation set out in Part 1 of Exhibit F (the “Closing Statements”) setting forth in reasonable detail Buyer Parent’s good faith estimate of the Closing Net Working Capital and Closing Indebtedness, as applicable.  The Sellers and their Affiliates shall provide Buyer Parent such information and documentation as Buyer Parent reasonably requests (including reasonable access, during normal business hours, to the books, records and employees of the Sellers for Buyer Parent to prepare and deliver the Closing Statements) to facilitate its preparation of the Closing Statements, and Buyer Parent and its Affiliates shall provide the Sellers such information and documentation (including reasonable access, during normal business hours, to the books, records and employees of the Buyers and the Dutch Entity) as the Sellers may reasonably request to facilitate its review and verification of the Closing Statements.

(b)Following the final determination of the Closing Statements in accordance with Exhibit F, if the sum of (i) the Estimated Net Working Capital minus the Closing Net Working Capital (which may be a positive or a negative number) plus (ii) the Final Indebtedness minus the Estimated Indebtedness (which may be a positive or negative number) (such sum, the “Final Adjustment Amount”), is a positive number, then the Seller Representative shall promptly (but in any event within five (5) Business Days) pay Buyer Parent, on behalf of the Sellers, the amount in cash equal to the Final Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by Buyer Parent at least two (2) Business Days prior to such payment date.  Part 5 of Exhibit F sets forth sample calculations for determining such Final Adjustment Amount.

(c)Following the final determination of the Closing Statements in accordance with Exhibit F, if the Final Adjustment Amount is a negative number, then Buyer Parent shall promptly (but in any event within five (5) Business Days) pay the Seller Representative the amount in cash equal to the absolute value of the Final Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by the Seller Representative at least two (2) Business Days prior to such payment date.  Part 5 of Exhibit F sets forth sample calculations for determining such Final Adjustment Amount.

Section 1.06Adjustment to Purchase Price

.  Unless otherwise required by applicable Law, for all Tax purposes, the Parties shall treat (and shall cause each of their respective Affiliates to treat) any payment under Section 1.05 as an adjustment to the Purchase Price.

Section 1.07Withholding

.  The Purchase Price and any other payment under this Agreement will be paid free and clear of, and without deduction or withholding for, any Taxes, unless such deduction or withholding is required under applicable Law.  If Buyer Parent determines that any amount of the Purchase Price, or any other payment under this Agreement, is subject to deduction or withholding for Taxes, Buyer Parent shall promptly notify, but no later than five (5) days before the Closing Date, the Seller Representative in writing of such determination; provided that, if such withholding or deduction is required as a result of a change in applicable Law that became effective within five (5) days prior to the Closing Date, such notice shall be delivered reasonably promptly prior to the Closing Date.  The Seller Representative and Buyer Parent shall reasonably cooperate and use commercially reasonable efforts to eliminate or reduce any such withholding or deduction to the extent permitted under applicable Law.  To the extent any amounts are so withheld and are timely remitted to the applicable Government Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
CLOSING

Section 2.01Time and Place of the Closing

.  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date hereof (the “Closing Date”) (a) at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002, or (b) by conference call and via the exchange of documents and signatures by facsimile or electronic delivery in accordance with Section 7.18. The Closing will be deemed to be effective as of 6:00 p.m., U.S. Eastern time, on the Closing Date.

Section 2.02Closing Deliverables

.

(a)At the Closing, the Buyers shall deliver, or cause to be delivered, to the Sellers, as applicable:

(i)the Insurance Policy, duly executed by Buyer Parent and the insurer(s), in such form and with such terms as specified in Section 5.10 and paid in accordance with its terms;

(ii)the Cash Consideration to the accounts designated by the Seller Representative in Exhibit B in accordance with Section 1.04;

(iii)(A) one or more assignment and assumption agreements, dated as of the Closing Date and substantially in the form set forth in Exhibit C-1, duly executed by Buyer Parent, (B) a patent assignment and assumption agreements, dated as of the Closing Date and in the form set forth in Exhibit C-2, duly executed by Buyer Parent and Non-U.S. IP Buyer, (C) a trademark assignment and assumption agreements, dated as of the Closing Date and in the form set forth in Exhibit C-3, duly executed by Buyer Parent and Non-U.S. IP Buyer, and (D) a domain name assignment and assumption agreements, dated as of the Closing Date and in the form set forth in Exhibit C-4, duly executed by

Buyer Parent (collectively, the “Assignment and Assumption Agreements”);

(iv)a transition services agreement, dated as of the Closing Date and substantially in the form set forth in Exhibit D, duly executed by Buyer Parent (the “Transition Services Agreement”);

(v)one or more agreements for the provision of certain locomotive, rail fleet management, and other logistics services to Buyer Parent, dated as of the Closing Date and substantially in the forms attached hereto as Exhibit G-1, duly executed by Buyer Parent (the “Logistics Services Agreement”), and one or more agreements for the sublease of certain railcars and locomotives, dated as of the Closing Date and substantially in the forms attached hereto as Exhibit G-2 (the “Railcar Sublease Agreement”, together with the Logistics Services Agreement the “Railcar Agreements”);

(vi)a “back-to-back” agreement for the sale by the Sellers of raw materials to Buyer Parent used in the operation of U.S. Seller’s Wilmington, North Carolina site, dated as of the Closing Date and substantially in the form attached hereto as Exhibit H, duly executed by Buyer Parent (the “B2B Raw Materials Agreement”);

(vii)a “back-to-back” agreement for the purchase by the Sellers from Buyer Parent of certain polyols for sale to a customer of U.S. Seller’s aromatic polyester polyols business for roof and wall insulation applications associated with U.S. Seller’s Wilmington, North Carolina site, dated as of the Closing Date and substantially in the form attached hereto as Exhibit I, duly executed by Buyer Parent (the “B2B Polyols Agreement”);

(viii)an agreement for the purchase by the Buyers and the Dutch Entity from the Sellers of a raw material used to produce polyols at the U.S. Seller’s Wilmington, North Carolina site and the Dutch Entity’s Vlissingen, Netherlands site, dated as of the Closing Date and substantially in the form attached hereto as Exhibit J, duly executed by Buyer Parent (the “Supply Agreement”);

(ix)a “back-to-back” agreement for the provision of certain materials and services under purchase orders at the U.S. Seller’s Wilmington, North Carolina site, dated as of the Closing Date and substantially in the form attached hereto as Exhibit L, duly executed by Buyer Parent (the “B2B Contract Agreement”);

(x)an employee services agreement, dated as of the Closing Date and substantially in the form attached hereto as Exhibit M, duly executed by Buyer Parent (the “Employee Services Agreement”); and

(xi)such other documents, instruments and bills of sale as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

(b)At the Closing, each Seller shall deliver, or cause to be delivered, to the Buyers:

(i)(A) one or more deeds, bills of sale, or assignments providing for the conveyance, assignment, and transfer of the Assets subject to the terms of this Agreement, dated as of the Closing Date and substantially in the form set forth in Exhibit E and modified as necessary to take into account local legal requirements (the “Conveyances”), duly executed by the applicable Sellers, and (B) the Assignment and Assumption Agreements duly executed by the applicable Sellers (together with the Conveyances, the “Seller Transfer Documents”);

(ii)the Transition Services Agreement, duly executed by the applicable Sellers;

(iii)the Railcar Agreements, duly executed by an Affiliate of Sellers;

(iv)the B2B Raw Materials Agreement, duly executed by the applicable Sellers;

(v)the B2B Polyols Agreement, duly executed by the applicable Sellers;

(vi)the Supply Agreement, duly executed by the Dutch Entity and U.S. Seller;

(vii)the B2B Contract Agreement, duly executed by the U.S. Seller;

(viii)the Employee Services Agreement, duly executed by the U.S. Seller; and

(ix)in the case of the U.S. Seller and any other Seller whose Assets include a “United States real property interest” as defined in Section 897 of the Code, a non-foreign person affidavit, dated as of the Closing Date, in compliance with Treas.  Reg. §1.1445-2(b)(2), stating that the applicable Seller (or if such Seller is a disregarded entity, the Person treated as owning all of the assets of such Seller for U.S. federal income tax purposes) is not a “foreign person” as defined in Section 1445 of the Code.

(c)At the Closing, Equity Seller and Equity Buyer, as applicable, shall deliver or cause to be delivered the following items to the Dutch Notary:

(i)the original shareholders register of the Dutch Entity as currently in effect;

(ii)for each party to the Dutch Deed of Transfer, a duly executed and, as and where required by the Dutch Notary, legalized and apostilled power of attorney authorizing the Dutch Notary (and each other (deputy) civil law notary and employee associated with Houthoff) to enter into and execute the Dutch Deed of Transfer on its behalf;

(iii)a duly executed client identification form and ancillary KYC documentation as required by the Dutch Notary;

(iv)written resignations duly executed by the managing directors of the Dutch Entity, effective immediately after the execution of the Dutch Deed of Transfer, in which the managing directors of the Dutch Entity confirm they do not have or will not have any claim or right of action of any kind outstanding for compensation or otherwise against the Dutch Entity or any of its directors or employees in respect of their resignation or otherwise and that to the extent any such claim or right of action of any kind exists or may exist they irrevocably and unconditionally waive such claim or right of any kind against the Dutch Entity that they have or may have in the future;

(v)a written shareholder’s resolution of the Dutch Entity duly executed by the Equity Seller to accept the resignation of, and grant discharge to, the managing directors and appoint new managing directors as designated by Equity Buyer, effective immediately after the execution of the Dutch Deed of Transfer; and

(vi)a written confirmation by Equity Seller and Equity Buyer that Equity Seller, or any of its Affiliates on Equity Seller's behalf, has received such portion of the Cash Consideration relating to the Shares and that the Dutch Notary may proceed with execution of the Dutch Deed of Transfer, following which the Dutch Notary shall execute the Dutch Deed of Transfer, update the shareholder’s register of the Dutch Entity in respect of the change in the shareholders of the Dutch Entity and deregister the resigning managing directors of the Dutch Entity and register the newly appointed managing directors of the Dutch Entity with the Dutch Trade Register of the Chamber of Commerce.

Section 2.03Delivery of the Assets

.  Upon completion of the Closing, subject to Section 5.05, title, ownership and possession of the Assets will pass to the Buyers, and the Buyers shall take effective physical possession and control of the Assets wherever they are located at the Closing.

Section 2.04No Ongoing or Transition Services

.  At the Closing, except as provided for in this Agreement, the Surviving Affiliate Transactions or the Transition Services Agreement, all services provided to the Dutch Entity or the Assets by the Sellers or any of their respective Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in a letter delivered by the Sellers to the Buyers concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Sellers represent and warrant to the Buyers, as of the date of this Agreement (except those representations and warranties that address matters as of or for a particular date or time period, which statements will be true and correct as of such date or for such time period), as follows:

Section 3.01Organization of the Sellers

. Section 3.01 of the Seller Disclosure Letter sets forth the Organization Jurisdiction of each Seller.  Each Seller is duly organized or formed, validly existing and, where the concept of “good standing” is applicable in such jurisdiction, in good standing under the Laws of its Organization Jurisdiction, and is duly qualified in each jurisdiction in which the conduct of the Business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the ability of such Seller to consummate the transactions contemplated by the Transaction Documents.  Each Seller has all requisite corporate or other power and authority under those Laws and its respective Organizational Documents to carry on the Business.

Section 3.02Organization of the Dutch Entity

.  The Dutch Entity is duly incorporated in accordance with Dutch law and validly existing under the Laws of its Organization Jurisdiction and is duly qualified in each jurisdiction in which the conduct of the Business or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to be material to the Buyers, the Dutch Entity or the Assets, or to prevent or materially delay the ability of the Dutch Entity to consummate the transactions contemplated by the Transaction Documents.  The Dutch Entity has all requisite corporate or other power and authority under those Laws and its Organizational Documents to carry on its operations, except where lack of such power or authority would not reasonably be expected, individually or in the aggregate, to be material to the Sellers, the Dutch Entity or the Assets, or have a material effect on the Dutch Entity’s ability to consummate the transactions under this Agreement.  Equity Seller has made available to Buyer Parent true and complete copies of the Organizational Documents of the Dutch Entity as in effect as of the date of this Agreement.  The Dutch Entity is not in material default under or in material violation of any provision of its Organizational Documents.

Section 3.03Capitalization; Ownership of Shares and Wilmington Assets and Liabilities; Subsidiaries

.

(a)The authorized Capital Stock of the Dutch Entity consists of 1,000,000 common shares, of which 200,000 common shares are issued and outstanding.  Equity Seller is the record and beneficial owner of, and has good and valid title to, the Shares.  All of the outstanding Capital Stock of the Dutch Entity is owned by Equity Seller free and clear of any Liens (except for restrictions on transfers of securities under applicable Laws and the Dutch Entity’s Organizational Documents) and has been duly authorized and validly issued and is fully paid and non-assessable.  No such Capital Stock has been issued in violation of any preemptive rights, rights of first refusal or similar rights under any applicable Laws, nor is such Capital Stock subject to any such rights or outstanding capital commitments or Liens (except for restrictions on transfers of securities under applicable Laws and the Dutch Entity’s Organizational Documents).

(b)There are no outstanding options, warrants, convertible securities or other Equity Interests, or other rights, agreements, arrangements or commitments relating to the Shares or Capital Stock of the Dutch Entity, or obligating Equity Seller or the Dutch Entity, or any of their respective Affiliates, to issue or sell any Capital Stock or any other Equity Interests in the Dutch Entity.  There are no dividends or other distributions that have been accrued or declared but are unpaid on any Shares.  The Shares constitute all of the issued and outstanding Capital Stock of the Dutch Entity.  The Dutch Entity has no Subsidiaries.

(c)The assets included in the Wilmington Assets and Liabilities are owned by U.S. Seller free and clear of any Liens, except for Permitted Liens.

Section 3.04Authorization; Enforceability; Absence of Conflicts; Required Consents

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(a)Each Seller has the requisite corporate or other power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the Acquisition and the other transactions contemplated by the Transaction Documents.  The execution and delivery by each Seller of the Transaction Documents to which it is a party, the performance by each Seller of its obligations under each Transaction Document to which such Seller is a party in accordance with their respective terms, and the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or other organizational action by each Seller, and no other corporate or other organizational proceedings on the part of any Seller or any holder in any Equity Interests in any Seller are necessary to authorize the Transaction Documents to which any Seller is or will be a party.

(b)This Agreement has been, and each of the other Transaction Documents to which a Seller is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the Buyer, constitutes such Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

(c)The execution and delivery by each Seller of the Transaction Documents to which it is a party, the performance by each Seller of its obligations under each Transaction Document to which such Seller is a party in accordance with their respective terms, and the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents will not (i) (A) conflict with or result in a violation or breach of, or constitute a default under, its Organizational Documents, (B) conflict with or result in a breach of, or constitute a default under or an event creating rights of first offer or first refusal, rights of acceleration, termination, amendment, cancellation, or the imposition of additional obligations under any Contract or (C) result in a violation of any Law, (ii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any of the Shares or the Assets, or (iii) result in the revocation, cancellation, suspension or modification of any Permit possessed by such Seller or the Dutch Entity or their respective Affiliates and necessary or desirable for the ownership or lease or the operation of the Business, the Dutch Entity or the Assets or the carrying on of the operations of the Business, the Dutch Entity or the Assets, except, in the cases of clauses (i)(B), (i)(C), (ii) and (iii), where the violation, breach, conflict, default or Lien would not, individually or in the aggregate, reasonably be material to the Business, the Assets or the Shares or to prevent or delay or impair the ability of the Sellers to enter into any of the Transaction Documents or the consummation of any of the transactions contemplated thereby.

(d)No Law requires any Seller or the Dutch Entity or its or their Affiliates to obtain any authorization, approval, Order or Permit or make any filings, including any report or notice, with any Government Authority, in connection with the execution, delivery or performance by such Seller of the Transaction Documents to which it is a party, the enforcement against such Seller of its obligations thereunder or the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents, except for such Permits or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be material to the Business, the Assets or the Shares or to prevent or delay or impair the ability of the Sellers to enter into any of the Transaction Documents or the consummation of any of the transactions contemplated thereby.

(e)No Contract to which a Seller or the Dutch Entity (or any of their respective Affiliates) is a party or is bound or to which any of the Assets is subject, requires such Seller or the Dutch Entity or their respective Affiliates to obtain any Consent from any Person in connection with the execution, delivery or performance by such Seller of this Agreement, the enforcement against such Seller of its obligations hereunder or the consummation of the Acquisition and the other transactions contemplated by this Agreement, except for such Consents the failure of which to obtain would not reasonably be material to the Business, the Assets or the Shares or to prevent or delay or impair the ability of the Sellers to enter into any of the Transaction Documents or the consummation of any of the transactions contemplated thereby.

Section 3.05Litigation

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(a)There is no, and during the past twelve (12) months there has not been any Proceeding by or against or affecting the Business or any of the Sellers, the Dutch Entity or the Assets pending, or, to the Knowledge of the Sellers, threatened in writing, except for such Proceedings that would not result in liability or damage to the Business, the Assets or the Dutch Entity exceeding one hundred thousand U.S. dollars (US$100,000).

(b)There are no, and during the past twelve (12) months there has not been any outstanding Orders binding on the Dutch Entity or any of the Sellers or any of their respective Designated Affiliates with respect to the Assets.

(c)Within the past three (3) years, in each case, with respect to the products of the Business, the Assets or the Dutch Entity, (i) no Seller or any of their respective Designated Affiliates has received any written statement, citation or Order by or from any Government Authority stating that any Product is defective or unsafe or that it fails to meet any standards promulgated by any such Government Authority; (ii) neither the Sellers nor their respective Designated Affiliates have received any written claim from any Person alleging that any Product is defective, unsafe or fails to meet any applicable standard in any material respect; (iii) all Products have conformed in all material respects with all applicable contractual commitments of the Sellers or the Dutch Entity or any of their respective Designated Affiliates (including all express warranties offered by the Sellers or the Dutch Entity or any of their respective Designated Affiliates); (iv) all Products, at the time when sold by the Sellers or the Dutch Entity or any of their respective Designated Affiliates, complied in all material respects with applicable Laws and (v) no Products contain defects that would reasonably be expected to result in any product recall, material product liability, or material warranty claims.  As of the date of this Agreement, there has not been, nor is there under consideration by the Sellers or their respective Designated Affiliates, any product recall or post-sale warning of a material nature conducted by or on behalf of the Sellers or the Dutch Entity concerning any Product.  To the Knowledge of the Sellers, no facts or circumstances exist that are reasonably likely to result in a recall, market withdrawal or safety notice related to any Product.

Section 3.06Compliance with Law

.  The operations of the Business, the Dutch Entity and the Assets are conducted in compliance in all material respects with all applicable Laws, and have not been in material violation of any applicable Law.  None of the Sellers, the Dutch Entity nor any of their respective Affiliates have received notice or written communications from any Government Authority alleging any material violation of, conflict with, or failure to comply with, any Law applicable to the operations of the Dutch Entity and the Assets, except to the extent that any non-compliance would not reasonably be expected, individually or in the aggregate, to result in a material Liability to the Business, the Assets or the Shares.

Section 3.07Permits

.  Section 3.07 of the Seller Disclosure Letter sets forth a complete list of all material Permits required or necessary under applicable Laws to conduct the Business, as currently conducted. The Sellers and the Dutch Entity, as applicable, hold, and in the past three (3) years have held, the Permits required or necessary to own, operate, use or maintain the Business and the Assets and to operate the Dutch Entity in the Ordinary Course of Business (collectively the “Transferred Permits”), consistent with past practice in all material respects.  All of the Transferred Permits will be transferred and assigned to the applicable Buyer free and clear of any Liens when so assigned and transferred; provided, however, that the assignment of any Transferred Permit that is necessary for the performance of services by the Sellers under any Transition Services Agreement will not be effective until the termination or expiration of such services under such Transition Services Agreement that requires such Transferred Permits. In the past three (3) years, neither the Sellers nor their Affiliates have received any written notification that any such Transferred Permit will not be renewed or will be revoked, withdrawn, cancelled, suspended or adversely modified, and, to the Knowledge of the Sellers, there is no reasonable basis for such revocation, withdrawal, cancellation, suspension, modification or non-renewal.

Section 3.08Material Agreements

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(a)Section 3.08 of the Seller Disclosure Letter lists each Contract to which the Dutch Entity (after completion of the Restructuring) is a party and each Contract identified as part of the Wilmington Assets and Liabilities (each such Contract, a “Material Agreement”):

(i)that (A) is reasonably expected to involve any aggregate (1) revenues in excess of two million five hundred thousand U.S. dollars (US$2,500,000) from any customer or (2) payments payable to a supplier in excess of two million five hundred thousand U.S. dollars (US$2,500,000), in each case for the calendar year of 2020 or any future calendar year, and (B) is not cancellable on less than or equal to ninety (90) days’ notice without penalty;

(ii)that restricts or limits (or purports to restrict or limit) the ability of the Dutch Entity from engaging in the Business in any geographic area or competing with any Person;

(iii)relating to acquisitions or dispositions of any business (whether by merger, sale of stock, sale of assets or otherwise), Equity Interests, assets or properties (other than Contracts solely for the purchase or sale of goods or services in the Ordinary Course of Business) in the past three (3) years, in excess of two million five hundred thousand U.S. dollars (US$2,500,000);

(iv)under which the Dutch Entity grants to or receives from any Person a license or other right to use any Intellectual Property involving the payment of a fee solely for the use of Intellectual Property or royalties, excluding licenses for commercially available or “off-the-shelf” software licensed to the Dutch Entity pursuant to standard commercial terms with annual or one-time fees of two-hundred thousand U.S. dollars (US$200,000) or less (“Generally Available Software”);

(v)relating to any partnership or joint venture, joint development agreement, or other strategic alliance or similar agreements;

(vi)relating to the Real Property that is material to the ongoing operations of the Business;

(vii)that requires any capital expenditures reasonably expected to be in excess of one million U.S. dollars (US$1,000,000) in the aggregate;

(viii)that (A) grants to a Third Party any option, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties or (B) contains any “most favored nation” provision or any minimum purchase obligations in excess of two million five hundred thousand U.S. dollars (US$2,500,000) (including, in each case, any take or pay obligations or minimum volume requirements in excess of two million five hundred thousand U.S. dollars (US$2,500,000)), except, in the case of clause (viii)(B), for any such Contract that is cancellable by the Sellers or the Dutch Entity on less than or equal to sixty (60) days’ notice without penalty;

(ix)that (A) prohibits or restricts the payment of dividends or distributions with respect to the Equity Interests of the Dutch Entity, (B) prohibits or restricts the pledging of any Equity Interests of the Dutch Entity, (C) prohibits or restricts the issuance of guarantees by the Dutch Entity or (D) requires (i) payment of any dividends or distributions with respect to the Equity Interests of the Dutch Entity, (ii) the pledging of any Equity Interests of the Dutch Entity or (iii) the issuance of any guarantees by the Dutch Entity;

(x)relating to Indebtedness of the Dutch Entity;

(xi)with a Government Authority or any Contract under which the Dutch Entity has agreed to comply with any requirements of a direct or indirect counterparty’s Contract with any Government Authority and a Buyer will be subject to upon the Closing;

(xii)(A) that is for any Transferred Employee who has an annual base salary in excess of one hundred thousand U.S. dollars (US$100,000) or (B) that requires change of control, stay bonus, transaction completion bonus or other similar payments to be made to any Transferred Employee, including as a result of this Agreement or as contemplated by this Agreement;

(xiii)that is a collective bargaining agreement or other material Contract with any labor organization covering any Transferred Employee; or

(xiv)relating to any outstanding written understanding, commitment or arrangement to enter into any Contract of the types described in clauses (i) through (xii) above.

(b)True, correct and complete copies of each Material Agreement have been provided to the Buyers (and accurate summaries of any oral Material Agreements), including any amendments thereto.  The Material Agreements are in full force and effect as of the date of this Agreement.  To the Knowledge of the Sellers, (i) all parties to the Material Agreements have performed all material obligations required to be performed by them under such Material Agreements as of the date of this Agreement, and there is no material default or material dispute thereunder; and (ii) no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Material Agreement by the Sellers, the Dutch Entity or any other party to such Material Agreement, or would reasonably be expected to constitute a material breach or material default under such Material Agreement by the Sellers, the Dutch Entity or any other party to such Material Agreement.  In the past three (3) years, neither the Sellers nor the Dutch Entity have received written, or to the Knowledge of the Sellers or the Dutch Entity, oral notice of any material breach or material default of, or any intention to cancel, terminate or not renew, or to renegotiate any material terms of, any Material Agreement.

Section 3.09Employee Matters

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(a)Section 3.09(a) of the Seller Disclosure Letter contains an accurate and complete list of each Transferred Employee by the employing entity, the employee identification number, job title, status as part time or full time, status as exempt or non-exempt under applicable wage and hour laws, hourly rate or annual base salary, as applicable, any other remuneration (including any bonus, commission, profit sharing, share and other incentive schemes, and collective or workforce agreements currently in effect for such Transferred Employee), hire date, leave status (if applicable), and principal work location (city and state, country of employment).  All Transferred Employees are employed by the U.S. Seller or the Dutch Entity as of the date of this Agreement.

(b)Section 3.09(b) of the Seller Disclosure Letter lists, as of the date of this Agreement, each Employee Plan in which the Transferred Employees participate, each Transferred Employee Plan and each Employment Agreement with any Transferred Employee, including all current and other pension schemes contributed to over the last six (6) years.  The U.S. Seller and the Dutch Entity are not under any obligation or commitment to pay, provide or contribute any other pension, early retirement or other benefits, except as required by applicable Laws.  The Sellers have made available a copy of, to the extent applicable, each Transferred Employee Plan and Employment Agreement with any Transferred Employee and, with respect to each Transferred Employee Plan, (i) each trust, insurance, annuity or other funding contract related thereto, (ii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iii) the three (3) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, (iv) the most recent summary plan description and any material modification with respect thereto, (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under Section 401 of the Code, and (vi) all non-routine, written communications relating thereto.

(c)With respect to each Transferred Employee Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, as of the date of this Agreement, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the Knowledge of the Sellers, nothing has occurred since the date of such letter to adversely affect such qualification or exemption.  With respect to each Transferred Employee Plan, (i) each such plan has been maintained, operated and administered in compliance with its terms and applicable Laws, (ii) neither Sellers nor any Seller ERISA Affiliate has engaged in any transaction or acted or failed to act in any manner that would subject the U.S. Seller to any liability for a breach of fiduciary duty under ERISA, (iii) no disputes, government audits, examinations or, to the Knowledge of the Sellers, investigations or other material Claims are pending or threatened in writing other than ordinary claims for benefits and no facts or circumstances exist that could give rise to any such actions, suits or claims, (iv) neither Sellers nor any Seller ERISA Affiliate has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code, (v) all contributions, premiums or payments due or required have been made on a timely basis or have been properly recorded on the books of the U.S. Seller or a Seller ERISA Affiliate, (vi) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service, (vii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (viii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is reasonably expected to be incurred by the U.S. Seller or any Seller ERISA Affiliate, and all premiums to the PBGC have been timely paid in full for the past six (6) years, (ix) the PBGC has not instituted Proceedings to terminate any Employee Plan that is subject to Title IV of ERISA and no written communication has been received from the PBGC in respect of any Employee Plan concerning the funding status of any such plan or any transfer of assets and liabilities in connection with the transactions contemplated herein, (x) no Employee Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (xi) no events have occurred that could result in a payment by or assessment against the U.S. Seller or any Seller ERISA Affiliate of any excise taxes under Sections 4972, 4975, 4976, 4979, 4980D, 4980E or 5000 of the Code, and (xii) neither U.S. Seller nor any Seller ERISA Affiliate has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired U.S. Employee, except as required to avoid an excise tax under Section 4980B of the Code or as may be required pursuant to any other applicable Law.

(d)Neither U.S. Seller nor any Seller ERISA Affiliate has, in the past six (6) years with respect to any U.S. Employee, sponsored, maintained, contributed to (or been required to sponsor, maintain or contribute to) or otherwise had any liability or obligation under (i) any multiemployer plan (as defined in Section 3(37) of ERISA), (ii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iii) any “multiple employer welfare arrangement” (within the meaning of 3(40) of ERISA), or (iv) any “voluntary employee beneficiary association” (within the meaning of Section 501(a)(9) of the Code).

(e)No Transferred Employee Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).  No Transferred Employee is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(f)In relation to any of the Transferred Employees: (i) in the past three (3) years, neither U.S. Seller nor the Dutch Entity is or has been a party to or subject to any collective bargaining or similar labor agreement with any labor union, work council, or employee association (each, a “Union”); (ii) in the past three (3) years, there have been no strikes, lockouts, slowdowns, unfair labor practice charges, material grievances, or other material labor disruptions or disputes; (iii) in the past three (3) years, neither U.S. Seller nor the Dutch Entity has made any commitment to or conducted negotiations with any Unions with respect to any future agreement; (iv) to the Knowledge of the Sellers, there is no current attempt to organize, certify or establish any labor union or employee association; (v) no collective labor agreement is in force or applicable to the Transferred Employees; and (vi) the Dutch Entity has not recognized or conducted any act that might be construed as recognition of a trade union and the Dutch Entity is not a party to any agreement with any trade union or organization of employees or workers nor are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

(g)The U.S. Seller and the Dutch Entity are in compliance in all material respects with all applicable Laws relating to employment or labor, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes, and are not liable for any arrears of wages, other compensation or benefits (other than such liabilities that have been incurred in the Ordinary Course of Business of the U.S. Seller and the Dutch Entity), or any Taxes or penalties for failure to comply with any of the foregoing.

(h)There is no employment- or labor-related Claim pending against any of the U.S. Seller or the Dutch Entity, brought by or on behalf of any Transferred Employee or former employee of the Business or any Government Authority or otherwise relating to employment- or labor-related practices of the U.S. Seller or the Dutch Entity concerning the Business, and no such Claim is threatened in writing.

(i)With respect to the Dutch Entity and the Remaining Entity, the nylon polymer facility located at Rozenburg, the Netherlands, and the polyols facility located at Vlissingen, the Netherlands, qualify as two (2) separate enterprises within the meaning of Article 4 of the Dutch Works Council Act.

(j)There is no Person previously employed or engaged by the Dutch Entity who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the Dutch Entity.

(k)Full details of all employees who have been absent from work for more than four (4) weeks in the twelve (12)-month period prior to the date of this Agreement are scheduled in Section 3.09(k) of the Seller Disclosure Letter.

Section 3.10Financial Records

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(a)Section 3.10(a) of the Seller Disclosure Letter contains true and complete financial records for the periods presented therein with respect to the historical operations of the Wilmington Assets and Liabilities, the Business and the Dutch Entity, and for the avoidance of doubt excludes the Remaining Entity (the “Financial Records”). The Financial Records are true and accurate in all material respects and have been maintained and kept in the ordinary course consistent with past practice and accurately reflect, in all material respects, all transactions in respect thereof as prepared for business reporting purposes within the Sellers’ organization.

(b)Each of the Sellers and their Affiliates maintains a system of internal accounting controls relevant to the preparation of such Financial Records and financial reporting that provides reasonable assurance with respect to a privately held enterprise, such as the Sellers, that:

(i)such Financial Records do not include any material misstatement or omit any material transaction necessary in order to make the Financial Records not misleading in light of the circumstances under which they were presented;

(ii)all material transactions are recorded in the accounting records underlying such Financial Records; and

(iii)all material information concerning the historical operations of the Wilmington Assets and Liabilities and the Dutch Entity is made known on a timely basis for the preparation of such Financial Records.

(c)The Inventory to be acquired by the Buyers in the transaction contemplated hereby (i) is current, non-obsolete, saleable or usable in the Ordinary Course of Business for the purposes for which intended, (ii) consists, in all material respects, of a quality and quantity usable or saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the most recent balance sheet included in the Financial Records, (iii) had a book value in the Financial Records at the lower of cost or net realizable value for such item as of such date, (iv) to the extent now on hand and purchased after December 31, 2020, to the date of this Agreement, was purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase, and (v) has been valued in accordance with GAAP.

(d)There is no Indebtedness of the Business other than as reflected in the Financial Records.

Section 3.11Environmental Matters

.  Section 3.11 of the Seller Disclosure Letter sets forth a complete list of all material Permits (the “Environmental Permits”) required or necessary under Environmental Laws to operate the Business, Assets and Manufacturing Facilities, as currently operated.  Except for such matters as have been resolved as of the date of this Agreement or would not reasonably be expected to result in a material liability to the Business, the Assets or the Shares:

(a)the operations of the Business at the Wilmington facility and the Vlissingen facility are, and for the past three (3) years, have been, in compliance with all applicable Environmental Laws;

(b)the U.S. Seller and the Dutch Entity have obtained, have maintained in full force and effect and are in compliance with each Environmental Permit;

(c)neither the U.S. Seller nor the Dutch Entity with respect to the Assets is subject to any outstanding orders, unsatisfied judgments, suits, demands, Claims, Liens, penalties or Proceedings by any Government Authority or any Person respecting (i) Environmental Laws, (ii) Environmental Permits, (iii) Remedial Actions, or (iv) any Release or threatened Release of, or exposure to, a Hazardous Substance or PFAS (“Environmental Claims”) and, to the Knowledge of the Sellers, (A) no such Environmental Claims are threatened in writing, and (B) there are no existing facts or circumstances that would reasonably be expected to give rise to any such Environmental Claims;

(d)there has been no Release or threatened Release of Hazardous Substances or PFAS (i) at any property owned, operated or leased by any of the U.S. Seller, the Dutch Entity, or their respective predecessors, or (ii) to the Knowledge of the Sellers, on behalf of the U.S. Seller or the Dutch Entity at any other location, including any location where the Sellers or the Dutch Entity has transported Hazardous Substance or PFAS, or arranged for their disposal, such that any such Release or threatened Release would reasonably be expected to require any Remedial Action or result in material liability against the U.S. Assets or of the Dutch Entity, or their owners under applicable Environmental Laws;

(e)except as expressly identified in Annex II, neither the U.S. Seller (with regard to the Wilmington Assets and Liabilities) nor the Dutch Entity has retained or assumed, by contract or operation of Law, any liabilities or obligations of any other Person arising under Environmental Law; and

(f)the Sellers have made available to Buyer Parent copies of all material written environmental reports, audits, assessments and studies in the past three (3) years that are under the control of and reasonably available to the Sellers or the Dutch Entity.

Section 3.12Taxes

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(a)(i) All material Tax Returns required to have been filed by or with respect to the Dutch Entity, the Assets and the Business have been duly and timely filed with the appropriate Taxing Authority and in accordance with any applicable Laws, (ii) all such Tax Returns are true, correct and complete in all material respects, and (iii) all Income Taxes and other material Taxes due and payable by or with respect to the Dutch Entity, the Assets and the Business (whether or not shown to be due pursuant to any Tax Return) have been timely paid in full.  No Claim has been made by any Taxing Authority in a jurisdiction where a Tax Return is not filed by the Dutch Entity or with respect to any Asset or the Business that the Dutch Entity, any Asset or the Business is or may be subject to taxation by that jurisdiction with respect to Taxes that are the subject of such Tax Return.  The Dutch Entity and all other members of the Seller CIT Fiscal Unity have complied in all material respects with all record and information retention requirements under applicable Tax Law.

(b)The unpaid Taxes of the Dutch Entity did not, as of the latest date of the Financial Records, materially exceed the reserve for liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Financial Records (rather than in any notes thereto).  Since the latest date of the Financial Records, the Dutch Entity has not incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.  All Taxes arising with respect to the Dutch Entity, the Assets and the Business for any Pre-Closing Tax Period will have either been paid prior to the Closing or taken into account in Closing Net Working Capital (as finalized pursuant to Section 1.05).

(c)No action, suit, audit or other Proceeding is ongoing, pending or proposed with respect to any material amount of Taxes of or relating to the Dutch Entity, the Assets or the Business.  No Claim, adjustment, assessment or deficiency for any material amount of Taxes has been asserted, proposed or, to the Knowledge of any Seller, threatened in writing against the Dutch Entity or with respect to the Assets or the Business.  All material amounts of Taxes required to be collected or withheld with respect to Taxes have been duly collected or withheld by the Dutch Entity or with respect to the Assets or the Business have been duly paid or remitted to any Taxing Authority have been duly paid or remitted.

(d)No agreement to waive or extend the statute of limitations applicable to any Tax Return, or any extension of time with respect to any Tax assessment, reassessment, deficiency or collection, is currently in effect with respect to the Dutch Entity, any Asset or the Business, and there is no outstanding request for such waiver or extension, except for the Dutch corporate income tax filing extension scheme in place with respect to the Seller CIT Fiscal Unity.

(e)None of the Assets is (i) treated for Tax purposes as owned by a Person other than a Seller or (ii) is tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(f)No Asset constitutes a “partnership” or an interest in a “partnership” for U.S. federal Income Tax purposes, and the Dutch Entity does not own any interests in any partnership for U.S. federal Income Tax purposes.

(g)The Dutch Entity does not conduct a trade or business, have a permanent establishment (within the meaning of an applicable Tax treaty), or is otherwise subject to taxation, in each case, in any country other than the country of its formation.

(h)None of the Sellers, the Dutch Entity or any other member of the Seller CIT Fiscal Unity has executed or entered into any agreement with, or obtained any consents or clearance from, any Taxing Authority, or has been subject to any ruling guidance specific to the Dutch Entity, any Assets or the Business.

(i)None of the Sellers, the Dutch Entity or any other member of the Seller CIT Fiscal Unity has entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Tax Law) with respect to any Assets or the Business, including Council Directive (EU) 2018/822 of May 25, 2018 amending Directive 2011/16/EU.  Since June 25, 2018, the Dutch Entity and all other members of the Seller CIT Fiscal Unity have kept records of transactions that could qualify as reportable cross-border arrangements as defined in Council Directive (EU) 2018/822 of May 25, 2018 amending Directive 2011/16/EU to which the Dutch Entity or any other member of the Seller CIT Fiscal Unity is a party.

(j)At all times since December 11, 1998, the Dutch Entity has been properly classified as a partnership or disregarded entity for U.S. federal income Tax purposes.  Upon and after the acquisition of 100% of the equity interests of the Dutch Entity by Equity Seller or its Affiliates in 2001, the Dutch Entity became an entity disregarded as separate from Equity Seller for U.S. federal income Tax purposes, and at all times thereafter, Equity Seller and its Affiliates have filed all U.S. federal income Tax Returns consistent with such classification.

(k)The Dutch Entity is and has been part of a fiscal unity for Dutch corporate tax purposes (fiscale eenheid voor de vennootschapsbelasting) with Equity Seller.  The Dutch Entity does not have any liability for Taxes of any other Person (i) as a result of having been part of this fiscal unity with Equity Seller or in connection with the termination of this fiscal unity, (ii) as a transferee or successor, (iii) by Law or (iv) by contract (other than any customary Tax allocation, sharing or indemnity provision contained in commercial agreements entered into in the Ordinary Course of Business and that are not primarily concerning Taxes).  The Dutch Entity is not part of any VAT fiscal unity.

(l)No Asset constitutes a Tax sharing, indemnity, allocation or similar agreement that will obligate a Buyer to pay any Tax liability of any Person (other than any customary Tax allocation, sharing or indemnity provision contained in commercial agreements entered into in the Ordinary Course of Business and that are not primarily concerning Taxes).

(m)There are no material Liens for Taxes upon any asset or property of the Dutch Entity or any Asset, except for Permitted Liens.

(n)The Dutch Entity will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii)

any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of non-U.S. Tax Law), (iii) any installment sale or open transaction made prior to the Closing, (iv) advanced or prepaid amount received, or deferred revenue accrued, prior to the Closing, or (v) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date.

(o)All documents under which any Seller obtained or derives title to any of the Assets and which attract stamp duty or any other Tax of a similar nature have been duly stamped and any applicable stamp duties or other Taxes in respect of such documents have been duly accounted for and paid and all such documents are in the possession of the relevant Seller or under its control.

(p)The Dutch Entity is not considered a real estate investment company (onroerendezaaklichamen) within the meaning of Article 4 of the Dutch Legal Transfer Act 1970 (Wet op belastingen van rechtsverkeer 1970).

(q)The Dutch Entity is in compliance in all material respects with all applicable transfer pricing Laws, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies of the Dutch Entity.

Section 3.13Intellectual Property

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(a)Annex III and Annex IV, taken together, contain a complete and accurate list, as of the date of this Agreement, of all Registered Intellectual Property owned by the Sellers that is part of the Transferred Intellectual Property.  The Registered Intellectual Property set forth in Annex III and Annex IV (i) has been maintained effective by all requisite filings, renewals and payments, and (ii) is subsisting and remains in full force and effect, and to the Knowledge of the Sellers, is valid and enforceable.  There are no Claims pending or threatened in writing challenging the validity, enforceability, registration, scope or use of any such items of Registered Intellectual Property.  The U.S. Seller exclusively owns all Transferred U.S. Intellectual Property, and the Non-U.S. IP Seller exclusively owns Transferred Non-U.S. Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens.

(b)(i) The conduct of the business of the Dutch Entity and the operation, use or other exploitation of the Assets in the Business, as currently conducted by the Dutch Entity, the U.S. Seller or the Non-U.S. IP Seller, as applicable, do not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person, and (ii) no Claims alleging any such infringement, misappropriation or other violation are currently asserted or threatened in writing against the Sellers or the Dutch Entity or any of their respective Designated Affiliates.

(c)To the Knowledge of the Sellers, no Third Party is infringing, misappropriating, diluting or otherwise violating any Transferred Intellectual Property.

(d)The Sellers and their Designated Affiliates have taken commercially reasonable measures to protect and maintain the confidentiality of all material trade secrets and confidential information owned or held by the Dutch Entity or included in the Transferred Intellectual Property or the Assets.  There has been no unauthorized access, use or disclosure of any such material trade secrets or confidential information.  Each of the current and former employees, consultants and contractors of the Sellers and their Designated Affiliates who has contributed to or participated in the conception or development of any Transferred Intellectual Property on behalf of, or for the benefit of, the Sellers has executed a valid and binding written agreement pursuant to which such employee, consultant or contractor has assigned ownership of such Intellectual Property to the applicable Seller.

(e)The Sellers and their Designated Affiliates involved in the operation of the Business have taken commercially reasonable measures to protect the confidentiality, integrity and security of the IT Assets and Transferred Intellectual Property (and all information and transactions stored or contained therein or transmitted thereby including Personal Information processed or stored thereon) against any unauthorized use, access, interruption, modification or corruption.  To the Knowledge of the Sellers, no Person has gained unauthorized access to the IT Assets and Transferred Intellectual Property in a manner which resulted in exfiltration of, or the modification, misappropriation, corruption, destruction, or encryption of, any material information contained therein or transmitted thereby in the conduct of the Business.  The Sellers have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, with respect to the IT Assets and Transferred Intellectual Property, in each case consistent with industry practices.

(f)The Sellers and the Dutch Entity, and each of their Designated Affiliates to the extent of their involvement in the operation of the Business have complied in all material respects with all Privacy and Data Security Laws and neither the execution, delivery or performance of this Agreement nor the consummation of the transaction contemplated hereunder will result in any violation of any applicable Laws (including Privacy and Data Security Laws) or privacy policies of the Dutch Entity.  Neither the Sellers nor the Dutch Entity, nor any of their Affiliates in respect of their involvement in the operation of the Business have received any subpoenas, demands or other notices from any Government Authority or any other party investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy and Data Security Laws.  To the Knowledge of the Sellers, the Dutch Entity is not under investigation by any Government Authority or any other party for any actual or potential violation of Privacy and Data Security Laws.  No formal written notice, claim, complaint, enforcement action or litigation has been served on, or initiated against, the Dutch Entity alleging violation of any Privacy and Data Security Laws.

Section 3.14Surviving Affiliate Transactions

.  Each Contract between or among the Dutch Entity, on the one hand, and any of the Sellers or their respective Affiliates or Related Persons thereof, on the other hand, in effect prior to the Closing (each, an “Affiliate Transaction”) has been terminated without any further action or continuing obligation of the Dutch Entity or the Buyers as of Closing, except for those that Section 3.14 of the Seller Disclosure Letter specifically refers to as “Surviving Affiliate Transactions” (the “Surviving Affiliate Transactions”), in each case, which shall continue in full force and effect after Closing.

Section 3.15No Brokers

.  The Buyers shall not be liable for any payment to any broker, finder or similar agent engaged by or on behalf of the Sellers or any of their Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.16Real Property and Personal Property

.

(a)Section 3.16(a) of the Seller Disclosure Letter contains (i) a true and correct description as of the date hereof of all Real Property owned by the Sellers in respect of the Business in Wilmington, North Carolina and (ii) a true and correct list as of the date hereof of all Real Property owned by the Sellers or the Dutch Entity in respect of the Business in Vlissingen, the Netherlands, including the cadastral parcel numbers and, if available, the addresses thereof. The Sellers or their Affiliates have good and fee simple title to the Real Property, subject to Permitted Liens.  During the past three (3) years, none of the Sellers or any their Affiliates has received written notice that the Real Property or any buildings, structures or appurtenances thereon, nor the use, occupancy or operation thereof, violates any Law which has or would reasonably be likely to, individually or in the aggregate, materially impair the ownership, lease, use, occupancy or operation of the Real Property, or any material portion thereof, or the operation of the Business as currently conducted thereon.  No condemnation proceeding is pending or, to the knowledge of the Sellers, threatened, with respect to the Real Property or any material portion thereof or interest therein.  No Real Property encroaches on any property owned by others in any material manner.  No Real Property is presently being marketed for sale, or is under contract to be sold, and there are no contracts or options to which any of the Sellers or their Affiliates is a party that are currently in effect granting to any Third Party the right to acquire any of the Real Property or any material interest therein.

(b)Except as described in Section 3.16(b) of the Seller Disclosure Letter, there are no leases, licenses or other occupancy agreements in place which affect the Real Property.

(c)The Sellers or their Affiliates have good, marketable and valid title or, in the case of leased assets, a valid and enforceable leasehold interest, free and clear of all Liens, to all of the material tangible and intangible personal property and assets (other than with respect to real property or interests in real property, such matters being the subject of Section 3.16(a), and Intellectual Property, such matters being the subject of Section 3.13) purported to be owned or leased by them, except as has not been and would not reasonably be expected to be, individually or in the aggregate, materially impair the ownership, lease, use, occupancy or operation of the personal property, or any material portion thereof, or the operation of the Business as currently conducted thereon.  The Sellers or their Subsidiaries own or have the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of the Business as currently conducted, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business.  All such personal property or assets are in good repair and condition (ordinary wear and tear excepted) suitable for the ongoing operation of the Business.

Section 3.17Nature of Assets and Manufacturing Facilities

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(a)The Manufacturing Facilities are the only facilities at which the Sellers or their respective Affiliates manufacture (or contract to have manufactured) Products (excluding facilities at which raw materials, other ingredients or processes may be produced or provided).

(b)The Transferred Intellectual Property is all the Intellectual Property used, as of the Closing Date, in the Business at the Manufacturing Facilities that are necessary to manufacture Products (exclusive of Intellectual Property or enterprise licenses that are neither Assets nor held by the Dutch Entity as of the Closing Date used in the manufacture of raw materials, other ingredients or processes).

(c)The Assets, together with all other assets and rights held by the Dutch Entity, constitute the material tangible and intangible assets, properties and rights that are necessary to manufacture Products (exclusive of raw materials, other ingredients or processes, enterprise licenses, operations and information technology capability, procurement capability, logistics capability, commercial sales capability, or other corporate capability support that are or may be used in such manufacture but are neither Assets nor held by the Dutch Entity as of the Closing Date).

Section 3.18The Restructuring

.  The Restructuring has been completed in all material respects in accordance with the Demerger Proposal, as evidenced by the execution and filing with the Dutch Trade Register prior to the date of this Agreement of the Deed of Demerger with respect to the Demerger Proposal.

Section 3.19Absence of Changes

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(a)From December 31, 2020 to the date hereof, there has not been any Polyols Material Adverse Effect.

(b)Except as expressly contemplated by this Agreement, from December 31, 2020 to the date hereof, the Sellers and the Dutch Entity, in all material respects, conducted the Business in the Ordinary Course of Business.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers represent and warrant to the Sellers, as of the date of this Agreement, as follows:

Section 4.01Organization; Power

. Each Buyer is duly organized or formed, validly existing and, where the concept of “good standing” is applicable in such jurisdiction, in good standing under the Laws of its Organization Jurisdiction, except as would not reasonably be expected to prevent or materially delay a Buyer from consummating the transactions contemplated by this Agreement, and is duly qualified in each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the ability of a Buyer to consummate the transactions contemplated by the Transaction Documents.  Each Buyer has all requisite corporate or other power and authority under those Laws and its respective Organizational Documents to carry on its business as conducted as of the date of this Agreement.

Section 4.02Authorization; Enforceability; Absence of Conflicts; Required Consents

.

(a)Each Buyer has the requisite corporate or other power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the Acquisition and the other transactions contemplated by the Transaction Documents.  The execution and delivery by each Buyer of the Transaction Documents to which it is a party, the performance by each Buyer of its obligations under each Transaction Document to which each Buyer is a party in accordance with their respective terms and the consummation of the Acquisition, and the other transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or other organizational action by each Buyer, and no other corporate or other organizational proceedings on the part of any Buyer is necessary to authorize the Transaction Documents to which such Buyer is or will be a party.

(b)This Agreement has been, and each of the other Transaction Documents to which each Buyer is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by such Buyer and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes such Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c)The execution and delivery by each Buyer of the Transaction Documents to which it is a party, the performance by each Buyer of its obligations under each Transaction Document to which such Buyer is a party in accordance with their respective terms, and the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of such Buyer, (ii) any Law applicable to such Buyer, or (iii) any material agreement of such Buyer.

(d)No Law requires any Buyer to obtain any Permit or make any filings, including any report or notice, with any Government Authority, in connection with the execution, delivery or performance by each Buyer of the Transaction Documents to which it is a party, the enforcement against each Buyer of its obligations thereunder or the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents, except for such Permits, filings, reports or notices the failure of which to obtain or make would not a Buyer Material Adverse Effect.

(e)No Contract to which any Buyer is a party or is bound or to which any of its assets is subject, requires any Buyer to obtain any Consent from any Person (other than a Government Authority) in connection with the execution, delivery or performance by the Buyers of this Agreement, the enforcement against the Buyers of their respective obligations hereunder or the consummation of the Acquisition and the other transactions contemplated by this Agreement.

Section 4.03Litigation

.  No Proceeding is pending and publicly filed or, to the Knowledge of the Buyers, threatened in writing to which a Buyer is or may become a party which (a) questions or involves the validity or enforceability of any obligation of a Buyer under any Transaction Document, or (b) seeks (or reasonably may be expected to seek) to prevent or delay consummation by a Buyer of the transactions contemplated by the Transaction Documents.

Section 4.04Purchase for Investment

.  Equity Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of any securities Law.  Equity Buyer (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Equity Buyer acknowledges that the Shares have not been registered under any federal, state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or is effected pursuant to an exemption from registration under any federal, state or foreign securities Laws.

Section 4.05Solvency

.  Immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents (including the payment of the Purchase Price), assuming the accuracy in all material respects of the representations and warranties set forth in Article III:

(a)the fair saleable value (determined on a going concern basis) of the assets of the Buyers, their respective Subsidiaries, the Dutch Entity and the Assets will be greater than the total amount of their liabilities;

(b)the Buyers, their respective Subsidiaries and the Dutch Entity will be solvent and able to pay their respective debts and obligations as they become due;

(c)no transfer of property is being made, and no obligation is being incurred, in connection with the transactions hereunder with the intent to hinder, delay or defraud either present or future creditors of the Buyers, their respective Subsidiaries or the Dutch Entity in connection with the transactions hereunder.

(d)no Buyer has incurred, nor does any Buyer plan to incur or have the Dutch Entity incur, debts beyond Buyers’ or the Dutch Entity’s, as applicable, ability to pay as they become absolute and matured; and

(e)the Buyers, their respective Subsidiaries and the Dutch Entity or any of its Affiliates will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

Section 4.06No Brokers

.  The Sellers shall not be liable for any payment to any broker, finder or similar agent engaged by or on behalf of the Buyers or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

Article V
COVENANTS

Section 5.01Records and Access

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(a)From and after the Closing, solely (i) in order for the Sellers to comply with applicable Law (including under applicable securities Laws), (ii) for the Sellers to use in any Proceeding about which they have notified Buyer Parent or in order to satisfy audit, accounting, Claims, regulatory, litigation, subpoena or other similar legal requirements, or (iii) necessary for the Sellers to comply with their obligations under the Transaction Documents, for a period of six (6) years after the Closing, the Buyers shall use their commercially reasonable efforts to (A) retain the transferred books and records relating to the Assets and the operation of the Business prior to the Closing, and (B) upon reasonable advance written notice, afford the officers, employees, agents and Representatives of the Sellers and their Affiliates reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records relating to the Assets and the operation of the Business prior to the Closing.  Through February 2, 2021, the Buyers shall provide the officers, employees, agents and Representatives of the Sellers and the Seller Representative reasonable access to the Manufacturing Facilities and the systems relating thereto in order to permit the Sellers to complete activities relating to the sale and transition of the Business, including removing Excluded Assets. From February 3, 2021 through March 31, 2021, the Buyers shall provide such access, upon reasonable advance written notice (which notice shall include a reasonable description of the specific purpose or actions to be taken on the site), during normal business hours, as the Sellers may reasonably request for the purposes described in this sentence.  All information and access provided after the Closing by the Buyers or the Dutch Entity to the Sellers pursuant to this Section 5.01 shall be subject to Section 5.02.

(b)From and after the Closing, the Buyers shall, and shall cause Buyers’ successors to, allow the Third Party under the Environmental Agreement and its Representatives such access to the Wilmington, North Carolina site as is (i) consistent with past practice or (ii) required under the Environmental Agreement. Seller shall, at Buyer’s reasonable request, take all commercially reasonable actions to enforce, on Buyer’s behalf, the obligations that such Third Party has to Seller under Article 12 of the Environmental Agreement.

(c)For a period of six (6) years following the Closing Date, the Buyers shall not, and shall cause their respective Affiliates not to, without first having offered to deliver the same to the Sellers (at Sellers’ sole cost and expense), destroy or permit the destruction of any material Records relating to the Dutch Entity or the Assets as conducted by the Sellers and their Affiliates in such Party’s or such Party’s Affiliates’ possession.  Nothing herein will prohibit the Sellers and their Affiliates from retaining copies of Records from and after the Closing to the extent (i) impractical to separate from the records of the ongoing businesses of the Sellers and their Affiliates, (ii) necessary to comply with legal requirements imposed on the Sellers or their respective Affiliates (including under applicable securities Laws), (iii) necessary for use in any Proceeding or in order to satisfy audit, accounting, Claims, regulatory, litigation, subpoena or other similar requirements, or (iv) necessary to comply with the obligations of the Sellers under the Transaction Documents; provided that such Records shall be retained confidentially in a manner consistent with the measures to preserve their confidentiality prior to the Closing.

Section 5.02Confidentiality

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(a)The Confidentiality Agreement shall terminate with effect upon the Closing. From and after the Closing, the Buyers and the Sellers, as applicable, shall, and shall cause their respective Representatives to, keep confidential all Confidential Information and not disclose any such Confidential Information; provided that, either Party may disclose the

Confidential Information to Representatives and Affiliates who such Party determines in good faith need to know the information in the ordinary course of business.  The obligation to keep such information confidential shall continue for a period of three (3) years after the Closing Date; provided, however, that such obligation shall not apply to any Confidential Information that (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of an unauthorized disclosure by the applicable Party or its Representatives); (ii) was available to such Party or its Representatives on a non-confidential basis before its disclosure by the other Party or its Representatives and the Party to which such information was disclosed and such Party’s Representatives are not aware or reasonably should not be aware of any prohibition against transmitting such information by a contractual, legal or fiduciary obligation; (iii) was, is or becomes available to such Party or its Representatives on a non-confidential basis from a Person who is not otherwise known or reasonably should be known by that Party or its Representatives to be bound by a confidentiality obligation with respect to such information; or (iv) is independently developed by or for such Party without use of or reference to the Confidential Information.  Notwithstanding the foregoing, the Parties may make disclosures reasonably required in connection with any dispute hereunder.  Notwithstanding anything else in this Agreement to the contrary, each Buyer agrees that it will not make any disclosure or announcement of the existence or the contents of any Environmental Agreement for any reason without the prior written consent of the Sellers (which consent may be withheld in the Sellers’ sole discretion) except if required by law in accordance with Section 5.02(b).

(b)If a Party or any of its Representatives becomes legally requested or required by Law, regulation, or administrative or legal process to disclose any Confidential Information (such Party, the “Disclosing Party”), then the Disclosing Party or its applicable Representative may so disclose the Confidential Information, but only to the limited extent that the Disclosing Party or its applicable Representative (i) has been advised by legal counsel that disclosure of the Confidential Information is legally required; (ii) except to the extent prohibited by applicable Law, regulation, or administrative or legal process, promptly notifies the other Party of the requirement to disclose the Confidential Information prior to any disclosure of the Confidential Information; and (iii) cooperates with the other Party’s efforts to obtain, at such other Party’s expense, a protective order or other appropriate assurance that confidential treatment will be afforded the Confidential Information to be disclosed, provided that, if the other Party cannot or does not obtain a protective order, then the Disclosing Party shall take commercially reasonable efforts to obtain, at the other Party’s expense, reliable assurance that confidential treatment will be accorded the Confidential Information to be disclosed.

Section 5.03Public Announcement

.  Notwithstanding anything in this Agreement to the contrary, no Party shall (or shall permit any of its Affiliates to) issue a press release or similar public announcement or communication concerning the execution or performance of this Agreement without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed), except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of such Party or any of its Affiliates is listed or any indenture to which the securities of such Party or any of its Affiliates is subject, if any, provided that such Party shall give the other a reasonable opportunity to review and comment upon such required disclosure to the extent practicable.  Notwithstanding anything herein to the contrary, the Parties hereto and their respective Affiliates may provide their respective stockholders (or their equivalent) and lenders information on a confidential basis regarding this Agreement and the transactions contemplated hereby.

Section 5.04Antitrust

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(a)Buyer Parent shall bear the cost of any fees in connection with any and all required post-Closing notifications or filings to any Government Authority that arise as a result of any inquiry or investigation by a Government Authority as a result of Buyer Parent’s notifications, filings or other actions associated with the Transaction; except, if Buyer Parent’s determination that no such notification or filing was necessary was based on a material inaccuracy in information provided by the Sellers or their Affiliates in connection with such determination, then the Sellers and their Affiliates shall bear their own costs in connection with any required post-Closing notifications or filings.  The Sellers and their Affiliates shall otherwise bear the cost of any fees in connection with required post-Closing notifications or filings to any Government Authority that do not arise as a result of any such inquiries or investigations following Buyer Parent’s notifications, filings or other actions.  Other than as set forth in this Section 5.04, the Sellers shall not have any obligation or liability with respect to antitrust matters, including with respect to any post-Closing inquiry or action taken by any Government Authority (including any divestitures, hold separate agreements or other extraordinary actions in connection with such matters).

(b)Notwithstanding the foregoing, each of the Sellers (i) shall promptly inform Buyer Parent of any communication received by the Sellers or any of their Affiliates from any Government Authority regarding any investigation, inquiry, litigation or other Proceeding pursuant to any antitrust, merger control, competition law or other similar regulation relating to the Acquisition or any matter relating to the subject matter of the Transaction Documents; and (ii) to the extent and for or so long as there is any pending or threatened investigation, or inquiry, litigation or other Proceeding pursuant to any antitrust, merger control, competition law or other similar regulation by a Government Authority in connection with the Acquisition or any matter relating to the subject matter of the Transaction Documents, shall, and shall cause their respective Affiliates (and its and their Representatives) to, reasonably cooperate with Buyer Parent and its counsel with respect to the subject matter thereof.

(c)In furtherance of and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by any applicable Governmental Authority, each of the Sellers shall (i) promptly inform Buyer Parent of any meetings (including any notice received thereof) between Seller or its Affiliates with any Government Authority relating to (A) any antitrust, merger control, competition law or other similar regulation, and (B) the Acquisition or the subject matter of the Transaction Documents; (ii) request that such Government Authority include Buyer Parent in each such meeting; (iii) promptly apprise Buyer Parent of all substantive oral communications between Seller or its Affiliates with any Government Authority relating to (A) any antitrust, merger control, competition law or other similar regulation, and (B) the Acquisition or the subject matter of the Transaction Documents; (iv) reasonably cooperate with Buyer Parent in connection with Buyer Parent’s filing or submission of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications by or before any Governmental Authority relating to (A) any antitrust, merger control, competition law or other similar regulation, and (B) the Acquisition or the subject matter of the Transaction Documents; and (v) reasonably cooperate with Buyer Parent in connection with Seller or its Affiliates’ filings or submissions of any analyses, presentations, memoranda, briefs, arguments, opinions or other material written communications by or before any Government Authority relating to (A) any antitrust, merger control, competition law or other similar regulation, and (B) the

Acquisition or the subject matter of the Transaction Documents.  Any disclosures, rights to participate or provisions of information by the Sellers or any of their Affiliates to Buyer Parent may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. The Parties shall use commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this  Section 5.04 in a manner so as to preserve the applicable privilege.

Section 5.05Non-Assigned Contracts and Assumed Liabilities

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(a)Notwithstanding any other provision of this Agreement to the contrary, none of this Agreement or any Transaction Document will effect an assignment of any Asset if any assignment thereof, without the Consent of a Third Party, would constitute a breach or other contravention of applicable Law or Contract or would be ineffective with respect to any party thereto.  With respect to each Non-Assigned Contract, the Parties, until the earliest date that such Non-Assigned Contract is terminable pursuant to its terms, shall use their respective commercially reasonable efforts to obtain the consent of the applicable Third Party or, alternatively, written confirmation from such Third Party reasonably satisfactory to the Parties that such consent is not required.  In no event, however, shall the Sellers or any of their respective Affiliates or the Buyers or any of their respective Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations or concessions to any Person or otherwise incur any liability or agree to bear any burden in connection with obtaining any consent, waiver, confirmation, novation or approval.  If and when such consent, waiver, confirmation, novation or approval is obtained, the applicable Seller shall promptly transfer and assign such Non-Assigned Contract to the applicable Buyer, and shall provide such Buyer with reasonable written evidence of such consent, waiver, confirmation, novation or approval.  Until such time as consent is obtained, the Buyers and the Sellers shall enter into such agreements as are reasonably necessary for the Sellers to comply with their respective obligations under and the applicable Buyer to receive the benefits of any Non-Assigned Contracts, such agreements to be in effect until the earliest date that such Non-Assigned Contract is terminable pursuant to its terms.

(b)If, on or after the Closing, the Sellers or any of their respective Affiliates are unable to transfer any Assumed Liability (including any compensation, Claim or liability (including any such Claims under any workers’ compensation policy) relating to or arising in connection with any Transferred Employee (whether prior to, on, or after Closing)), then (i) the Parties shall use commercially reasonable efforts to transfer and cause the applicable Buyer to assume such Assumed Liability and (ii) such Buyer shall promptly (and, in any event, within thirty (30) days after written notice) (the “Reimbursement Deadline”) reimburse the Sellers or their applicable Affiliates in full for all reasonable, documented costs and expenses incurred by the Sellers and their applicable Affiliates in connection with such Assumed Liability, compensation, Claim or liability prior to such transfer (any such amount, a “Required

Reimbursement”).

Section 5.06Tax Matters

.

(a)Tax Returns and Payment of Taxes.

(i)The Seller Representative shall (A) prepare and timely file (or cause to be prepared and timely filed) all Tax Returns for or that include the Dutch Entity or with respect to the Assets for all periods ending on or before the Closing Date, and (B) timely pay (or cause to be timely paid) the Tax due with respect thereto; provided, that Buyer Parent shall reimburse the Seller Representative for the amount of such Tax taken into account in the determination of the Closing Net Working Capital, as finalized pursuant to Section 1.05.  Such Tax Returns shall be prepared consistent with past practices unless a contrary position is required by applicable Law, and the Seller Representative shall allow Buyer Parent a reasonable time, and, to the extent feasible no less than fifteen (15) Business Days, to review and comment on the information to be included on any Tax Return that only includes the Assets or the Dutch Entity, or if such Tax Returns do not relate solely to the Assets or the Dutch Entity, to review and comment on workpapers relating solely thereto, and the Seller Representative shall consider in good faith any reasonable comments to such Tax Return or workpapers submitted by Buyer Parent prior to filing such Tax Return.

(ii)Buyer Parent shall (A) prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Dutch Entity or with respect to the Assets required to be filed after the Closing Date for any Pre-Closing Tax Period other than those Tax Returns described in Section 5.06(a)(i), and (B) timely pay all Taxes due with respect thereto.  To the extent any such Tax Return includes a taxable period which includes (but does not end on) the Closing Date (each, a “Straddle Period”) or is a Tax Return for which the Sellers would otherwise have liability as a result of an indemnification obligation pursuant to Article VI, (1) Buyer Parent shall prepare such Tax Returns consistent with past practices unless a contrary position is required by applicable Law, (2) Buyer Parent shall allow the Seller Representative a reasonable time, and, to the extent feasible, no less than fifteen (15) Business Days, to review and comment on such Tax Returns prior to filing, and (3) Buyer Parent shall revise the applicable Tax Return to incorporate any reasonable comments submitted by the Seller Representative prior to filing such Tax Returns.  The Sellers shall reimburse Buyer Parent for the portion of the Taxes shown as due on any Tax Return for a Straddle Period that are attributable to the Pre-Closing Tax Period (determined in accordance with the principles set forth in Section 5.06(a)(iii)) on or before the later of ten (10) Business Days after request from Buyer Parent for such reimbursement and five (5) Business Days before such Tax is due and payable; provided that the amount of such reimbursement shall be reduced by the amount of such Taxes taken into account in the determination of the Closing Net Working Capital, as finalized pursuant to Section 1.05.

(iii)For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows: (A) in the case of any Income Taxes or Taxes that are based upon or measured by wages, or that are required to be withheld and collected, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall be determined on the basis of a “closing of the books” as of the end of the Closing Date; provided, however, that in making such determinations exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis; and (B) in the case of other Taxes, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period through and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period.  The remaining portion of any Tax for a Straddle Period shall be allocated to the Post-Closing Tax Period.

(iv)Notwithstanding the foregoing provisions of this Section 5.06, except with respect to actions required by applicable Law, all Taxes arising solely as a result of any actions taken by Buyer Parent or its Affiliates (including the Dutch Entity) on the Closing Date but after the time of Closing that are outside of the Ordinary Course of Business or not contemplated by this Agreement shall be attributable to the Post-Closing Tax Period and borne by Buyer Parent.

(v)Except as otherwise required by applicable Law, none of the Buyers or its Affiliates, including the Dutch Entity, shall, without the written consent of the Seller Representative, which shall not be unreasonably withheld, conditioned, or delayed, (A) amend, refile or modify any Tax Return of the Dutch Entity or with respect to the Assets for a Pre-Closing Tax Period, (B) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction where the Dutch Entity did not file such Tax Return for such period or the Sellers did not file such Tax Return with respect to the Assets for such period, (C) initiate or enter into a “voluntary disclosure agreement” program (or similar tax amnesty program) relating to the Dutch Entity or the Assets for a Pre-Closing Tax Period, (D) change any accounting method or adopt any convention that (1) shifts taxable income of the Dutch Entity from a taxable period or portion thereof beginning after the Closing Date to a Pre-Closing Tax Period or (2) shifts deductions or losses of the Dutch Entity from a Pre-Closing Tax Period to a taxable period or portion thereof beginning after the Closing Date, or (E) except in connection with ordinary course Tax compliance by the Buyers (or its Affiliates, including the Dutch Entity following the Closing), initiate discussions or examinations with any Taxing Authority regarding Taxes or Tax Returns of the Dutch Entity or with respect to the Assets, in each case, for any Pre-Closing Tax Period.

(b)Cooperation.  The Parties shall, and shall cause the Dutch Entity to, reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives reasonably to cooperate, in preparing, executing and filing all Tax Returns relating to the Dutch Entity or the Assets and in resolving all disputes and audits relating to Taxes of the Dutch Entity or the Assets.  Such cooperation shall include maintaining and making available to each other all records relating to Taxes of the Dutch Entity and making employees available on a mutually convenient basis to provide additional information or explanation of any materials provided hereunder or to testify at any Tax Proceeding relating to

Taxes of the Dutch Entity or the Assets.  Notwithstanding anything to the contrary in this Agreement, the Parties shall (i) retain all books and records with respect to Tax matters pertinent to the Dutch Entity or the Assets relating to any Tax period beginning before the Closing Date until the applicable statute of limitations (as may be extended) has expired and shall abide by all record retention agreements entered into with any Taxing Authority; and (ii) allow the other Party and its representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such Party’s expense.  Notwithstanding anything in this Agreement to the contrary, except to the extent relating solely to the Dutch Entity, the Assets or the Business, none of the Buyers or any of its Affiliates will be entitled to review the Tax Returns of the Sellers or any Affiliates of the Sellers (“Seller Tax Records”) for any purpose, including in connection with any Tax Return filing or any Tax Proceeding or other dispute (whether between the Parties or involving Third Parties) or otherwise, and in connection with complying with its obligations under the first and second sentences of this Section 5.06(b), Seller shall be entitled to (A) provide Buyer Parent pro forma documents or other information with respect to the Dutch Entity or the Assets and (B) redact from Seller Tax Records any information not reasonably relevant solely to the Dutch Entity or the Assets.

(c)Tax Proceedings.  The applicable Buyer and the Seller Representative shall promptly notify the other upon receipt by it or its Affiliates of notice of any audit, litigation, or other Proceeding that could give rise to an indemnification obligation under Article VI; provided, however, that no delay or failure on the part of such Buyer or its Affiliates in so notifying the Seller Representative shall relieve the Sellers of any liability or obligation hereunder except to the extent of any damage or liability or prejudice directly caused by or arising out of such delay or failure.  The Seller Representative shall have the right to control at its expense any audit, litigation, or other Proceeding with respect to any Taxes or Tax Return of the Dutch Entity or with respect to the Assets relating exclusively to a Pre-Closing Tax Period (other than for any Straddle Period) for which such Buyer or its Affiliates may be entitled to indemnification under Article VI; provided that such Buyer shall have the right to notice of, and to participate in, any such audit, litigation, or other Proceeding, and the Seller Representative shall not compromise or settle any such audit, litigation, or other Proceeding without obtaining such Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Such Buyer shall have the right to control any other audit, litigation, or other Proceeding with respect to any Taxes or Tax Return of the Dutch Entity or with respect to the Assets for which such Buyer or its Affiliates may be entitled to indemnification under Article VI, including any Taxes or Tax Return with respect to any Straddle Period; provided that the Seller Representative shall have the right to notice of, and to participate in, any such audit, litigation, or other Proceeding at the Sellers’ sole cost and expense and such Buyer shall not compromise or settle any such audit, litigation, or other Proceeding without obtaining the Seller Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), if and to the extent the Sellers would have liability as a result of such audit, litigation, or other Proceeding.  To the extent of any inconsistency between this Section 5.06(c) and Article VI, this Section 5.06(c) shall control.

(d)Purchase Price Allocation.

(i)The Purchase Price (together with any other amounts treated as purchase price for U.S. federal Income Tax purposes) shall be allocated among the Sellers and their respective Assets and the Dutch Entity and its respective assets for Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Tax Law, as appropriate) and consistent with the mutually agreed upon methodology set forth in Exhibit K (the “Asset Allocation Statement”).  Any payments made under Section 1.05(b) or Section 1.05(c) after the Closing and not previously allocated in the Asset Allocation Statement shall be allocated in accordance with the methodology set forth in the Asset Allocation Statement; provided, however, nothing in this Section 5.06(d) shall prohibit any Party (or any of its respective Affiliates) from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Asset Allocation Statement and the Parties (and any of their respective Affiliates) shall not be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Asset Allocation Statement.  The Seller Representative and such Buyer shall cooperate in good faith to timely agree the allocation of any payments made under Section 1.05(b) or Section 1.05(c).

(ii)To the extent that the Sellers and the Buyers have agreed to the Asset Allocation Statement, then, except with respect to any subsequent adjustments to the Purchase Price, the Sellers and the Buyers (A) shall be bound by the Asset Allocation Statement for purposes of determining any Taxes, and (B) shall prepare and file all Tax Returns to be filed with any Taxing Authority, make any election in any Tax Return, comport itself in any proceeding before any Taxing Authority (except as otherwise required by such Taxing Authority) or act otherwise in a manner consistent with the Asset Allocation Statement.  In the event that an Asset Allocation Statement is disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other relevant Party concerning the resolution of such dispute.

(iii)To the extent that the Sellers and the Buyers have agreed to the Asset Allocation Statement, then each of the Sellers and the Buyers shall cooperate in the preparation and timely filing of (A) IRS Form 8594 (or any successor forms thereto) and any comparable state, local, or non-U.S. forms or reports, and (B) to the extent permissible by or required by applicable Law, any corrections amendments or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Purchase Price).

(e)Transfer Taxes.  All Transfer Taxes shall be borne by the Party primarily liable to pay such Transfer Taxes under applicable Law; provided that the Sellers shall bear all Transfer Taxes incurred in connection with the Restructuring and the transfer of Real Property used in the Business and associated with U.S. Seller’s Wilmington, North Carolina site.  The Party primarily liable to pay Transfer Taxes shall at its own expense file, or cause to be filed, all necessary Tax Returns related thereto and other documentation with respect to any Transfer Taxes for which such Party is primarily liable.  The Parties shall cooperate in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes.

Each Party shall use its commercially reasonable efforts to mitigate, reduce, or eliminate any Transfer Taxes.

(f)Withholding Taxes.  If a Buyer is required to deduct or withhold any Taxes pursuant to Section 1.07 as required under applicable Law for the account of the Sellers, such Buyer shall provide the Seller Representative with receipts evidencing payments to the pertinent Taxing Authority of the Taxes or amounts so withheld.  Such Buyer shall provide the Seller Representative with a copy of such Tax receipts within ninety (90) days after the date of remittance to the applicable Taxing Authority to the extent that such Buyer has received such receipts by such time.  Where such Buyer has used commercially reasonable efforts to secure such withholding Tax receipts from the relevant Taxing Authority but such Buyer has not obtained such withholding Tax receipts within such ninety (90) day period, such Buyer shall provide to the Sellers, within one-hundred twenty (120) days from the date of remittance to the applicable Taxing Authority the following: (i) a written statement indicating that no withholding Tax receipt was available from the applicable Taxing Authority after commercially reasonable efforts to secure the same, and (ii) copies of such other available documentation from such Buyer supporting the payment of sums withheld, including (A) the amount of Taxes withheld and remitted by such Buyer on behalf of the Sellers, (B) the date the applicable Taxes were remitted to the Taxing Authority, and, where available, (C) copies of instruments of withholding Tax remittance.

(g)Refunds.  Any Tax refunds, or credits for the overpayment of Tax relating to any Pre-Closing Tax Period received by a Buyer, the Dutch Entity, or any of their Affiliates after the Closing Date in respect of Taxes of the Dutch Entity (including for the avoidance of doubt any refund of value added tax receivables received or to be received by the Dutch Entity to the extent that they pertain to pre-Closing activities of the Remaining Entity) or the Assets, in each case, that were paid on or before the Closing Date or were paid by the Seller Representative or the Sellers or indemnified after the Closing pursuant to Section 5.06(a) or Article VI, respectively, shall be for the account of the Sellers, except to the extent such credit or refund was included in the determination of Closing Net Working Capital, as finalized pursuant to Section 1.05, or such Tax refund or credit arises as the result of a carryback of a loss or other Tax attributable to a Post-Closing Tax Period.  The applicable Buyer shall pay over to the Seller Representative (for the benefit of, and further distribution to, the Sellers) the amount of any such Tax Refund within ten (10) Business Days after its receipt, net of any cost (including Taxes) incurred by a Buyer, the Dutch Entity and any of their Affiliates attributable to the obtaining and receipt of such Tax refund or credit.  Notwithstanding anything to the contrary in this Agreement, the Sellers shall promptly repay to such Buyer any such amount the Sellers received under this Section 5.06(g) (including any interest, penalties or other additional amounts imposed by a Taxing Authority) in the event that such refund or credit is subsequently disallowed or required to be returned to a Taxing Authority.  The amount of any refund of Taxes of the Dutch Entity for any Straddle Period shall be equitably apportioned between the Buyers and the Sellers in accordance with the principles set forth in Section 5.06(a)(iii).

(h)Fiscal Unity.

(i)The Sellers’ Group shall procure that the Dutch Entity will no longer be part of the Seller CIT Fiscal Unity after the Closing Date in accordance with article 15 CITA. As soon as reasonably practicable after Closing, but in any event within six (6) months after Closing, the Seller Representative will provide Equity Buyer with the opening balance sheet for the Dutch Entity (including explanatory notes thereto), prepared and calculated in accordance with the rules of the CITA.  Equity Buyer shall, and shall procure that the Dutch Entity shall, supply the Seller Representative with all necessary financial information for the period up to the Closing Date as may be reasonably required for the purpose of preparing the Dutch Entity's opening balance sheet.  Equity Buyer shall deliver a written notice to the Seller Representative with any reasonable comments on the Dutch Entity's opening balance sheet within thirty (30) Business Days after Equity Buyer receives the opening balance sheet for the Dutch Entity, which the Seller Representative shall revise such opening balance sheet to incorporate any reasonable comments to such opening balance sheet submitted by Equity Buyer.

(ii)The Sellers’ Group shall cancel any existing authority held by any employee or agent of or adviser to the Seller or a member of the Sellers’ Group to sign Tax Returns on behalf of the Dutch Entity with effect from the Closing Date.

(iii)The Sellers’ Group shall procure that on or before the Closing Date, the Sellers’ Group and the Dutch Entity terminate all Tax sharing agreements or similar agreements.  All amounts outstanding or arising under all Tax sharing agreements or similar agreements between the Seller's Group and the Dutch Entity must be settled on or before the Closing Date, as a result of which after the Closing Date the Dutch Entity shall not have any claim, liability, right or receivable under any Tax sharing agreement or similar agreement.

(i)Fiscal Representative.  Sellers shall cause the Dutch Entity’s fiscal representation of the Non-U.S. IP Seller pursuant to an “Article 23 VAT deferment license” with respect to Dutch VAT and customs duties (collectively, “Duties”) to terminate prior to the Closing Date. Promptly following the Closing Date, Sellers shall cause the Remaining Entity to be appointed the fiscal representative of the Non-U.S. IP Seller, with no remaining liability to the Dutch Entity, in each case, with respect to any Duties imposed on or otherwise required to be paid by the Non-U.S. IP Seller.

Section 5.07Further Assurances

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(a)Subject to Section 5.05, from and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall use commercially reasonable efforts to take (or cause to be taken) all appropriate actions to do (or cause to be done) all things necessary, proper, or advisable under applicable Law (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).

(b)If, within twelve (12) months following the Closing Date, the Sellers or the Buyers determine that:

(i)any Excluded Asset or Retained Liability is inadvertently transferred from the Sellers to the Buyers (or in the case of the Dutch Entity, retained therein), the applicable Buyer shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Sellers may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Excluded Assets or Retained Liabilities to the Sellers and their Affiliates (or to any Person as directed by the Sellers) in accordance with the terms of this Agreement and the Restructuring, and agrees, at the Seller Representative’s option, to return or destroy any Confidential Information related to such Excluded Assets or Retained Liabilities.  Any such Confidential Information inadvertently transferred to the Buyers shall remain subject to the confidentiality obligations of Section 5.02; or

(ii)any Asset or Assumed Liability is inadvertently retained by the Sellers (excluding the Dutch Entity), the Sellers shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Buyers may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Assets or Assumed Liabilities to the Buyers and their respective Affiliates (or to any Person as directed by the Buyers) in accordance with the terms of this Agreement and the Restructuring, and agrees, at the Buyers’ option, to return or destroy any Confidential Information related to such Assets or Assumed Liabilities.  Any such Confidential Information inadvertently retained by the Sellers shall remain subject to the confidentiality obligations of Section 5.02.

Section 5.08Use of Name

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(a)From and after the Closing, except as provided in this Section 5.08, the Buyers and their respective Affiliates shall not use the names “INVISTA” or any variant or derivative thereof or any other logos, symbols or trademarks of the Sellers or any of their respective Affiliates which are not part of the Transferred Intellectual Property (the “Restricted Marks”).  From and after the Closing, the Buyers shall cease using the Restricted Marks in advertising and other business communications and promptly, but no later than three (3) months after the Closing Date, the Buyers shall take all necessary action to eliminate the Restricted Marks from, or paint over or otherwise permanently obscure the Restricted Marks on, any Assets, and promptly, but no later than three (3) months following the Closing Date, rename the Dutch Entity so that “INVISTA” and variations thereof are eliminated from its name.  Notwithstanding the foregoing, the Buyers and their respective Affiliates, and, after the Closing, the Dutch Entity, shall not be obligated to remove the Restricted Marks from any non-public facing books and records, organizational documents or archived materials.  Notwithstanding the foregoing or anything to the contrary herein, the Buyers and their respective Affiliates (including, after the Closing, the Dutch Entity) shall not be in breach of this Section 5.08, even after the three (3) month transition period provided above, by reason of (i) their use of or the appearance of the Restricted Marks on any equipment, tools, engineering/manufacturing drawings, manuals, work sheets, operating procedures or similar written or electronic data, materials or assets (including computer source code), in each case, that are used only for internal purposes in connection with the Business; (ii) the appearance of the Restricted Marks in or on any publications, marketing materials, brochures, instruction sheets, equipment or products that were produced or distributed in the Ordinary Course of Business prior to the Closing, and that generally are in the public domain, or any other uses by any such third party over which the Buyers and their respective Affiliates, including, after the Closing, the Dutch Entity, have no control; (iii) their use of the Restricted Marks in a non-trademark manner for purposes of conveying to customers or the general public that the Business or the Dutch Entity is no longer affiliated with the Sellers or their Affiliates, or to reference historical details concerning or make historical reference to the Business.

(b)The Seller and its Designated Affiliates shall cease using the trademarks, logos or symbols included in the Transferred Intellectual Property after the Closing Date. Notwithstanding anything herein to the contrary, the Sellers and their respective Affiliates shall (i) not be obligated to remove any logos, symbols or trademarks included in the Transferred Intellectual Property from (A) any non-public facing books and records, organizational documents or archived materials; (B) any equipment, tools, engineering/manufacturing drawings, manuals, work sheets, operating procedures or similar written or electronic data, materials or assets (including computer source code), in each case, that are used only for internal purposes; and (C) any publications, marketing materials, brochures, instruction sheets, equipment or products that were produced or distributed in the Ordinary Course of Business prior to the Closing, and that generally are in the public domain, or any other uses by any such Third Party over which the Sellers and their respective Affiliates have no control; and (ii) shall be permitted to use such Transferred Intellectual Property (A) in a non-trademark manner for purposes of conveying to customers or the general public that the Business or the Dutch Entity is no longer affiliated with the Sellers or their Affiliates or to reference historical details concerning or make historical reference to the Business or (B) in the performance of their respective obligations under the Transaction Documents.

Section 5.09Employee Matters

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(a)For Transferred Employees who do not automatically transfer as employees of the Dutch Entity, Buyer Parent, shall make an offer of employment to each such Transferred Employee that provides for employment with Buyer Parent or a Subsidiary of Buyer Parent to commence as soon after the Closing as reasonably possible (but in any event, no later than the date contemplated by the Employee Services Agreement), and, unless otherwise agreed by the Parties, (i) for a position that is comparable to the type of position held by such Transferred Employee, (ii) at the same or reasonably similar geographic location as in effect immediately prior to Closing, (iii) for at least the same level of salary, employee benefits and bonus opportunity that are not materially less favorable in the aggregate than those set forth on Section 7.9(a) of the Seller Disclosure Letter, to the extent set forth on Schedule 7.9(a) of the Seller Disclosure Letter and (iv) made on terms and conditions sufficient to avoid statutory, contractual, common law or other severance obligations, other than where such severance is unavoidable pursuant to applicable Law, and shall otherwise comply in all respects with applicable Law, any additional obligations or standards arising under applicable Laws governing the terms and conditions of such Transferred Employees primarily employed outside of the United States and the terms of this Section 5.09.

(b)For a minimum of twelve (12) months from Closing, Buyer Parent shall, and shall cause the Dutch Entity to, provide to all Transferred Employees who become employees of Buyer Parent or one of its Subsidiaries (including, after the Closing, the Dutch Entity) in connection with the Acquisition at least the same level of salary, employee benefits and bonus opportunity that are not materially less favorable in the aggregate than those provided to the Transferred Employee immediately prior to the Acquisition; provided, however, to the extent that the Transferred Employee primarily provides services outside of the United States (including with respect to the Dutch Entity’s Vlissingen, Netherlands site), such Transferred Employee shall be entitled to compensation and benefits required by applicable Law (including the laws of the Netherlands) if such compensation and/or benefits are greater than the foregoing.

(c)In determining eligibility for benefits for Transferred Employees, Buyer Parent shall, or shall cause its Subsidiaries and the Dutch Entity to, credit all Transferred Employees in full for all years of service for which such Transferred Employee was credited before Closing with the Sellers or any of their respective Subsidiaries for purposes of eligibility to participate and vesting of benefits.  Buyer Parent shall credit each of the Transferred Employees with an amount of paid vacation time and sick leave days equal to those such Transferred Employee has accrued but not yet used as of Closing under the Sellers’ vacation and sick leave policies.  In addition, and without limiting the generality of the foregoing, Buyer Parent shall, or shall cause its Affiliates (including, after the Closing, the Dutch Entity) to, use commercially reasonable efforts such that, for purposes of each benefit plan of Buyer Parent providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, all pre-existing condition exclusions and actively-at-work requirements of such benefit plan of Buyer Parent shall be waived for such Transferred Employee and his or her covered dependents, and any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Plan ending on the date such Transferred Employee’s participation in the corresponding benefit plan of Buyer Parent begins shall be taken into account under such benefit plan of Buyer Parent for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such benefit plan of Buyer Parent.

(d)The Parties shall not take any action (including making any changes to benefits or initiating any dismissal actions) that could cause the employee representative body of the workforce at the Vlissingen, Netherlands site to have a right to render advice in connection with the Acquisition.

(e)If any Transferred Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with a Buyer or any of its Subsidiaries, such Buyer shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect immediately prior to Closing.  In the event any such permit, pass or other approval is not obtained and in effect prior to Closing, for a period of three (3) months following Closing, the such Buyer shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to cause any such permit, pass or other approval to be obtained.

(f)The Seller Representative has provided to Buyer Parent a schedule of the Variable Compensation Payments for applicable Transferred Employees, together with details of the estimated amounts of (i) any Tax payable by the Dutch Entity in respect of, and not required under Applicable Law to be withheld or deducted from, the Variable Compensation Payments and (ii) any associated withholding obligations. On the next regularly scheduled payroll date following the Closing Date, the Buyer shall, or shall cause one of more of its Affiliates to, pay each of the Variable Compensation Payments to the applicable Transferred Employees.

Section 5.10Insurance Policy

.  Substantially concurrently with the execution and delivery of this Agreement, but no later than seven (7) days after the date hereof, Buyer Parent will obtain and bind the Insurance Policy, a draft of which, in substantially final form, will be made available to the Sellers, with respect to the representations and warranties of the Sellers in this Agreement and the other matters covered by such policy, in accordance with the terms and conditions of such policy, and which expressly provides that (i) the insurer under the Insurance Policy has no subrogation rights, and will not pursue any claim against the Sellers or any of their respective Subsidiaries or Representatives or any of their respective successors and assigns, other than for Sellers’ Fraud, (ii) the Sellers are third party beneficiaries of the foregoing subrogation provisions of the Insurance Policy described in clause (i), (iii) Buyer Parent may not modify the foregoing subrogation provision without the Seller Representative’s prior written consent (which consent may be withheld in the Seller Representative’s sole discretion), and (iv) Buyer Parent is not required to pursue remedies against the Sellers or any of their respective Subsidiaries or Representatives or any of their respective successors or assigns prior to or as a condition to making a claim under such Insurance Policy. Following the execution of this Agreement until the date that is seven (7) days after the date hereof, Sellers shall reasonably cooperate with Buyer Parent in connection with Buyer Parent’s efforts to obtain and bind the Insurance Policy; provided that it will be deemed to be reasonable for the Sellers to not disclose portions of the consolidated tax returns for Koch Industries, Inc. and other Affiliates of the Sellers to the extent such portions do not relate to the Assets or the Dutch Entity.

Section 5.11Title Insurance

.  Morehead Title Company is unconditionally prepared to issue an owner’s title insurance policy (pursuant to a title proforma that is reasonably acceptable to Buyer Parent) in favor of Buyer Parent for the Wilmington, North Carolina site with coverage effective as of the Closing Date.

Section 5.12Non-Solicitation and Non-Competition

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(a)For a period of one (1) year from Closing:

(i)The Sellers shall not, and shall cause their Designated Affiliates not to, on behalf of any other Person, directly or indirectly, hire or employ, or solicit or induce (or attempt to solicit or induce) the employment as an employee, independent contractor, consultant or otherwise, of, or make or extend any offer of employment to, those employees listed on Section 5.12 of the Buyer Disclosure Letter (“Buyer Key Employees”), or otherwise solicit or attempt to solicit such Buyer Key Employees to leave their employment; and

(ii)the Buyers shall not, and shall cause their respective Subsidiaries not to, on a Buyer’s behalf or on the behalf of any other Person, directly or indirectly, hire or employ, or solicit or induce (or attempt to solicit or induce) the employment as an employee, independent contractor, consultant or otherwise, of, or make or extend any offer of employment to, those employees listed on Section 5.12 of the Seller Disclosure Letter (“Seller Key Employees”), or otherwise solicit or attempt to solicit such Seller Key Employees to leave their employment with the Sellers;

provided that nothing will restrict or preclude either Party or any of such Party’s Subsidiaries from (A) making general solicitations (including advertisements) of any form or by engaging search firms that are not specifically instructed or directed by that Party or any of its Subsidiaries to solicit or hire the Buyer Key Employees or the Seller Key Employees, respectively, or, in either case, hiring any Buyer Key Employees or the Seller Key Employees, respectively, who respond to such general solicitation or search firm, (B) soliciting or hiring Buyer Key Employees or the Seller Key Employees, respectively, who contact the other Party or any of its Subsidiaries of his or her own initiative, (C) soliciting or hiring Buyer Key Employees or the Seller Key Employees, respectively, from and after he or she ceases to be employed by the other Party or any of its Subsidiaries for any reason (without any inducement, solicitation or knowing encouragement from the Sellers or their Designated Affiliates, or the Buyers or any of their Subsidiaries, respectively), or (D) soliciting or hiring Buyer Key Employees or the Seller Key Employees, respectively, whose employment has been terminated (including through a constructive termination, if applicable) at the election of the other Party or any of its subsidiaries.

(b)For a period of three (3) years from Closing, the Sellers shall not, and shall cause their Designated Affiliates not to, own, invest in, or otherwise derive any profit from, any business that competes with the Business as of the date of this Agreement in the Restricted Area, except that:

(i)the Sellers and their Designated Affiliates may hold up to five percent (5.0%) of the outstanding Capital Stock of a publicly traded competing entity if the Sellers and their Designated Affiliates cannot control or direct the management of such entity; and

(ii)the Sellers and their Designated Affiliates may acquire a business which derives no more than fifteen percent (15.0%) of consolidated revenue, measured as of the most recently completed twelve (12) months prior to such acquisition (“Revenue Cap”), from activities that directly compete with the Business as of November 13, 2020 (any such business exceeding the Revenue Cap, a “Competing Business”).  If the Sellers and their Designated Affiliates acquire a Competing Business during the three (3) years after Closing, the Sellers shall, or shall cause their Designated Affiliates, as applicable, to, enter into an agreement to divest the competing portion of such Competing Business or otherwise wind it down so as to be in compliance within twelve (12) months from the time of closing of the acquisition of such Competing Business.  In connection therewith, (A) the Sellers and their Designated Affiliates shall be free to conduct any process with respect to such divestiture as the Sellers and their Designated Affiliates in their sole discretion shall determine (including by negotiating with any prospective party and entering into a definitive written agreement without prior notice to Buyer Parent, its

Subsidiaries or any other Person), (B) any procedures relating to such divestiture may be changed at any time without notice to Buyer Parent, its Subsidiaries or any other Person, and (C) no Buyer or any of its Subsidiaries shall have any claim whatsoever against the Sellers and their Designated Affiliates or any of their respective Representatives, arising out of or relating to any such divestiture (other than with respect to the express obligations set forth herein and pursuant to a written, definitive, executed and binding agreement, if any, executed by the Parties in connection with such divestiture).

(c)The Parties mutually acknowledge that this Section 5.12 is reasonable and necessary to protect and preserve the Buyers’ and the Sellers’ legitimate business interests and the value of the Dutch Entity, the Assets, the Remaining Entity and the Excluded Assets, and to prevent any unfair advantage conferred on any Party or their respective Subsidiaries or successors.

Section 5.13Accounts Receivable

.

(a)Following Closing, the Buyers shall:

(i)act in good faith and use commercially reasonable efforts to collect any and all Accounts Receivable outstanding as of Closing;

(ii)apply any payment received by the Buyers or any member of Buyer Parent’s Group with respect to Accounts Receivable outstanding as of Closing, unless otherwise required by applicable Law, first to any outstanding Accounts Receivable balance of such payer as of Closing until such outstanding Accounts Receivable balance is zero; and

(iii)not, and shall ensure that no member of Buyer Parent’s Group shall, extend the due date for payment of any Accounts Receivable outstanding as of Closing beyond its regular due date or the dates on which the Accounts Receivable would have been collected in the Ordinary Course of Business (as conducted as of Closing) or agree to write down or write off any such Accounts Receivable.

(b)If any Accounts Receivable outstanding as of Closing remains outstanding as of ten (10) Business Days prior to the Closing Statement Date, then (i) the applicable Buyer shall notify the Sellers in writing, at least eight (8) Business Days prior to the Closing Statement Date, of all such outstanding Accounts Receivable, together with all other relevant details with respect to such Accounts Receivable (including identity of the customer, invoice information and amounts outstanding), and (ii) until and including the date that is two (2) Business Days prior to the Closing Statement Date, the Sellers may request in writing that the applicable Buyer shall use commercially reasonable efforts to (or to ensure) that any applicable member of Buyer Parent’s Group shall assign in writing such Accounts Receivable to the Sellers or their respective designees for no additional payment and permit the Sellers or such designee to pursue the recovery of such Accounts Receivable directly and for such Seller’s or such designee’s (or any applicable member of the Sellers’ Group’s) own account.  If a Buyer does not timely execute and deliver to the Sellers the assignments or confirmations in Section 5.13(b)(i) or Section 5.13(b)(ii), as applicable, prior to the Closing Statement Date, then the total amount of such

Accounts Receivable will be included as in the Net Working Capital Closing Statement as if such total amount was collected, as set forth in clause 2(B)(5) of Part 1 of Exhibit F.  If a Buyer timely executes and delivers to the Sellers the assignments or confirmations in Section 5.13(b)(i) or Section 5.13(b)(ii), as applicable, prior to the Closing Statement Date, then a Buyer and any such applicable member of Buyer Parent’s Group shall cooperate in any collection endeavors of the Sellers and their respective Affiliates (other than, after Closing, the Dutch Entity) in respect of such Accounts Receivable, including executing any applicable documents required to pursue such collection.  Upon collection of any amounts pursuant to Section 5.13(b)(ii), the applicable Buyer shall pay over to the Sellers an amount equal to such collected amounts received by such Buyer or any member of Buyer Parent’s Group within ten (10) Business Days of collection.

(c)If at any time after the Closing Statement Date a Buyer or any member of Buyer Parent’s Group receives a payment from a Third Party with respect to any Accounts Receivable balance outstanding as of Closing which was not reflected in the Closing Statement, then the applicable Buyer shall within no more than ten (10) Business Days after receipt of such payment, promptly transfer, or cause to be transferred, such amount to the Sellers and provide a general explanation or description of the Accounts Receivable to which the payment relates.

Article VI
SURVIVAL; INDEMNIFICATION;
LIMITATIONS ON INDEMNIFICATION AND CLAIMS

Section 6.01Survival

.

(a)The representations and warranties of (i) the Sellers in Article III of this Agreement will terminate and expire as of Closing, except for the Seller Fundamental Representations which will survive the Closing Date until 5:00 p.m. U.S. Central time on the date that is six (6) years following the Closing Date and the Specified Seller Representations which shall survive the Closing Date until 5:00 p.m. U.S. Central time on the date that is three (3) years following the Closing Date, whereupon such representations and warranties will terminate and expire; and (ii) the Buyers contained in Article IV of this Agreement will survive the Closing Date until 5:00 p.m. U.S. Central time on the date that is three (3) years following the Closing Date, except for the Buyer Fundamental Representations which will survive the Closing Date until 5:00 p.m.  U.S. Central time on the date that is six (6) years following the Closing Date, whereupon such representations and warranties will terminate and expire.  The Parties intend to shorten the statute of limitations by specifying the survival periods in this Agreement.

(b)This Article VI will not limit any covenant or agreement in this Agreement which contemplates performance after the Closing; provided that the covenants in Section 5.06 will survive the Closing until sixty (60) days after the applicable statute of limitations and the other covenants will survive the Closing until the earlier of discharge or satisfaction of the covenant or agreement (the applicable date on which the representations, warranties, covenants or agreements expire pursuant to Section 6.01(a) or this Section 6.01(b), the “Survival Period”).

(c)Except for the Seller Fundamental Representations and the Specified Seller Representations, the rights provided under the Insurance Policy will be the Buyers’ sole recourse (even in the event the Insurance Policy is never issued by an insurer, the Insurance Policy is revoked, cancelled or modified in any manner after issuance or a claim is denied in whole or in part by any insurer under the Insurance Policy), and the Sellers will have no liability, for any breach of any representation or warranty contained in this Agreement, unless such representation and warranty is a Seller Fundamental Representation or a Specified Seller Representation.  Notwithstanding the foregoing, nothing in this Agreement shall limit the recourse of the Buyers or any of their Affiliates in respect of Fraud.  Nothing in this Article VI will in any way be deemed to limit or modify any rights of the Buyers or their Affiliates under the Insurance Policy or inhibit the Buyers from obtaining any remedies the Buyers may have against any insurer under the Insurance Policy.

(d)Except for claims by the Buyers for Fraud, following the termination or expiration of the applicable Survival Period, no Claim will or may be made or prosecuted through a Proceeding or otherwise, and no indemnification will or may be sought under this Article VI on the basis of a breach of a representation and warranty or covenant or agreement prior to its termination or expiration, unless the Party seeking indemnification hereunder delivers a valid Claim Notice to the other Party or Parties, as applicable, prior to the termination or expiration of the applicable Survival Period in which case the applicable Survival Period shall continue.

Section 6.02Indemnification of the Buyer Indemnitees

.  Subject to the applicable provisions of this Article VI, from and after the Closing, the Sellers, on a joint and several basis, shall indemnify each Buyer Indemnitee against, and hold each Buyer Indemnitee harmless from and in respect of, all Claims and Damages that arise from, are based on or relate to or otherwise are attributable to (each, a “Buyer Indemnified Loss”):

(a)Seller Taxes;

(b)the Dutch Employment Matter;

(c)environmental liabilities (i) set forth on Section 6.02(c) of the Seller Disclosure Letter and (ii) for which U.S. Seller or its Affiliates have a claim for indemnification under an Environmental Agreement that is valid pursuant to the terms thereof (an “Indemnifiable Environmental Matter”); provided, however, that the Indemnifying Parties will not be obligated to indemnify any Indemnified Party for any portion of any Damages relating to Indemnifiable Environmental Matters to the extent that:

(i)such portion of the Damages is incurred as a direct result of any voluntary investigation that would involve subsurface sampling or excavation activity by or on behalf of any Indemnified Party, unless such investigation is (A) required pursuant to Environmental Laws or a Government Authority order, (B) conducted in connection with the defense of a Third Party Claim, (C) reasonably necessary to address an actual or suspected imminent threat to human health or the environment, or (D) subject to Section 6.02(c)(iii) below, conducted in connection with any construction, expansion, renovation, maintenance or repair that is not undertaken in and does not have an impact on the areas set forth on items (2) and (3) on Section 6.02(c) of the Seller Disclosure Letter;

(ii)such portion of the Damages is incurred as a direct result of a Buyer’s breach of its obligations in Section 5.01(a), or the Indemnified Parties’ failure to comply with reasonable written and advance requests made by the Indemnifying Parties associated with or relating to the Indemnifying Parties’ compliance with the terms of any applicable Environmental Agreement; or

(iii)any Indemnified Party (A) fails to take commercially reasonable measures to minimize risks or to apply commercially reasonable environmental, health and safety standards, (B) communicates or interacts with Government Authorities in a manner that is unreasonable under the standard of a prudent businessman or (C) does not use commercially reasonable efforts to minimize the incurrence and amount of Damages for which the Third Party has indemnification obligations under the Environmental Agreement;

(d)all other liabilities (including all liabilities related to (i) employees who are not Transferred Employees and (ii) intellectual property that is not Transferred Intellectual Property) of the Sellers and the Remaining Entity not related to or arising from the Assets, the Assumed Liabilities or the Business (whether arising prior to, at or following Closing);

(e)any breach or nonfulfillment of any covenant or agreement on the part of any Seller under this Agreement;

(f)any breach of the Seller Fundamental Representations, subject to the limitations set forth in this Article VI in relation to the Insurance Policy;

(g)any breach of the Specified Seller Representations; or

(h)any losses incurred (but not paid in full prior to Closing) caused by any acts or omissions by Seller or its Affiliates in implementing the Restructuring, but excluding any such unpaid pre-Closing losses that are taken into account in the Closing Net Working Capital (if any) and that otherwise would be retained by the Dutch Entity in accordance with the terms and conditions of this Agreement.

Section 6.03Indemnification of the Seller Indemnitees

.  Subject to the applicable provisions of this Article VI, from and after the Closing, the Buyers, on a joint and several basis, shall indemnify each Seller Indemnitee against, and hold each Seller Indemnitee harmless from and in respect of, all Claims and Damages that relate to, arise out of or are in connection with (each, a “Seller Indemnified Loss”):

(a)Buyer Taxes, except for any such liabilities for which indemnification is being provided under Section 6.02;

(b)the Assets and Assumed Liabilities (whether arising prior to, at or following Closing), except for any such liabilities for which indemnification is being provided under Section 6.02;

(c)the Dutch Entity (whether arising prior to, at or following Closing), except for any such liabilities for which indemnification is being provided under Section 6.02;

(d)arising from the use of the Transferred Intellectual Property (whether arising prior to, at or following Closing), except for any such liabilities for which indemnification is being provided under Section 6.02;

(e)with respect to any post-Closing inquiry, investigation, or action taken by any Government Authority pursuant to any antitrust, merger control, competition or similar Law; provided that the indemnity will not cover liabilities that arise due to a material inaccuracy in the information provided by the Sellers or their Affiliates in connection with the Buyers’ determination that no notifications to or filings with any such Government Authority were necessary;

(f)Transferred Employees, except for any such liabilities for which indemnification is being provided under Section 6.02(b) or (d);

(g)any breach or nonfulfillment of any covenant or agreement on the part of a Buyer under this Agreement; or

(h)any breach of any representations and warranties of a Buyer set forth in Article IV.

Section 6.04Conditions of Indemnification

.

(a)All Claims for indemnification under Section 6.02 or Section 6.03 will be asserted and resolved in accordance with this Section 6.04; provided that with respect to any Tax Claim, Section 5.06 shall control to the extent this Section 6.04 conflicts with any provision of Section 5.06.

(b)In the event a Party (an “Indemnified Party”) (i) believes in good faith that it has suffered or incurred or reasonably may suffer or incur any Damages or (ii) learns of or receives notice of any threatened Third Party Claim, Proceeding or any commencement of any Third Party Claim, Proceeding, the written assertion of any Third Party Claim or Damages or the imposition of any penalty, assessment or judgment, in each case for which indemnity may be sought pursuant to Section 6.02 or Section 6.03, and such Indemnified Party intends to seek indemnity from another Party (the “Indemnifying Party”) pursuant to Section 6.02 or Section 6.03, such Indemnified Party shall provide the Indemnifying Party with written notice (a “Claim Notice”) of such Proceeding, Third Party Claim, penalty, assessment or judgment promptly (and in no event later than ten (10) days) after the Indemnified Party learns of or receives notice of such Proceeding, Third Party Claim, penalty, assessment or judgment; provided, however, that any Claim Notice must be given by the Indemnified Party prior to (i) the expiration of the Survival Period with respect to claims of a breach of any representation or warranty contained in Article III or Article IV, (ii)  the expiration of the applicable Survival Period with respect to claims of a breach of the covenant in Section 5.06, and (iii) sixty (60) days after the satisfaction or discharge of the covenant, with respect to claims of breaches of any covenant other than those in Section 5.06.  If a Claim Notice is timely given by the Indemnified Party in accordance with this Agreement, the applicable survival period for such claim shall be deemed to survive until such matter has been finally resolved.  Each Claim Notice must (A) describe, in reasonable detail as is reasonably possible, the basis of the Proceeding, Third Party Claim, penalty, assessment or judgment and the basis for the Indemnified Party’s request for indemnification under this Agreement, (B) an estimate of the amount of Damages attributable to the Third Party Claim to the extent feasible (which estimate will not be conclusive of the final amount of the Third Party Claim) and (C) a copy of all papers served with respect to that Third Party Claim (if any) as well as any material written evidence to support clauses (A) and (B).  The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim (1) unless the Indemnified Party fails to deliver a valid Claim Notice prior to the expiration of the applicable Survival Period or (2) unless, and only to the extent that, the Indemnifying Party is materially and adversely prejudiced thereby.  The Parties will act in good faith in responding to, defending against, settle or otherwise dealing with Third Party Claims.

(c)Upon receipt of a Claim Notice from an Indemnified Party with respect to a Third Party Claim, the Indemnifying Party may elect to assume and control the defense of any such Third Party Claim or any Proceeding resulting therefrom; provided, however, that to assume control of such defense, the Indemnifying Party must first acknowledge that it would have an indemnity obligation for Damages resulting from such Third Party Claim as provided under this Article VI. The Indemnifying Party shall have the right to control, through counsel of its own choosing, and at its costs, the settlement or defense of a Third Party Claim, unless there is a conflict of interests between such Indemnifying Party and the Third Party who made such Third Party Claim. After notice from the Indemnifying Party to the Indemnified Person of its election to assume and control the defense of a Third Party Claim or any Proceeding resulting therefrom, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim.  If the Indemnifying Party agrees in writing not to control the defense of such Third Party Claim, the Indemnified Party may control the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party. In the event that an Indemnifying Party assumes the defense of a Third Party Claim, then the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party shall furnish the Indemnifying Party with all information as is reasonably requested with respect to such Third Party Claim and otherwise cooperate fully with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of such Third Party Claim, including by providing the Indemnifying Party with all reasonably requested information and reasonable access to employees and officers (including as witnesses) and the right to inspect and copy documents and records or other information; provided, however, that the Indemnifying Party shall not consent to any judgment or settle, compromise or make any other disposition of any Third Party Claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a full and unconditional release from all liability to the extent related to such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned).  In the event that an Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not settle, compromise or make any other disposition of such Third Party Claim that would or might result in payment of an amount for which the Indemnifying Party would be liable under this Article VI without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld).  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim the Indemnifying Party controls under this Section 6.04(c) and will bear its own costs and expenses with respect to that participation; provided that, if the named parties to such action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by outside counsel that there is a conflict of interest which renders it inadvisable for one firm to represent the Indemnifying Party, then the Indemnified Party may employ separate counsel at the reasonable expense of the Indemnifying Party (such counsel limited to one separate firm of attorneys), and the Indemnifying Party shall not be entitled to assume or continue to assume the defense of such Third Party Claim or any Proceeding resulting therefrom.  In the case of the proviso in the immediately preceding sentence, the Indemnified Party shall keep the Indemnifying Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnifying Party in connection therewith.

(d)If the Indemnifying Party (i) elects not to defend the Indemnified Party under this Article VI or (ii) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 6.04(c), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings the Indemnified Party shall reasonably prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings; provided, however, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the status of such Third Party Claim and shall not settle, compromise or make any other disposition of any Third Party Claim other than as would result in payment of monetary damages for which the Indemnifying Party would be liable under this Article VI, but without prejudice to any rights or defenses the Indemnifying Party may have with respect to its obligations under this Article VI, without the prior written consent of that Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party may participate in, but not control, any defense or settlement the Indemnified Party controls under this Section 6.04(d), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.

(e)The Buyers will have the right to control the response to any Proceeding, inquiry, investigation, or action pursuant to any antitrust, merger control, competition law or other similar regulation by or before any Government Authority, including as set forth in Section 5.04.

Section 6.05Payments by an Indemnifying Party

.  Payments of all amounts owing by an Indemnifying Party under this Article VI relating to a Third Party Claim will be made within ten (10) Business Days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third Party Claim.

Section 6.06Procedures for Direct Claims

.

(a)Except as otherwise may be ordered by a court of competent jurisdiction and notwithstanding anything herein to the contrary, an Indemnifying Party shall bear its own costs, including counsel fees and expenses, incurred in connection with direct claims for indemnification by the Buyers or the Sellers, respectively, under this Agreement that are not based upon Third Party Claims (“Direct Claims”).  The Indemnifying Party shall have forty-five (45) days after its receipt of a Claim Notice with respect to a Direct Claim to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have accepted such Direct Claim, in which case the Indemnifying Party is obligated to pay the Indemnified Party for all losses incurred in connection with such Direct Claims.  The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to have given rise to the Direct Claim, and whether, and to what extent, any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by making available such reasonably requested information and assistance (including reasonable access to the Manufacturing Facilities during normal business hours, relevant personnel and the right to inspect and copy any accounts, documents, records or other information) of the Dutch Entity and the Assets as the Indemnifying Party or any of its Representatives may reasonably request.

(b)Payments of all amounts owing by a Party pursuant to Section 6.06(a) shall be made within ten (10) Business Days after the settlement, agreement or expiration of the period for appeal of a final adjudication of such Party’s liability with respect to such amount under this Agreement, in the event such Party has timely disputed the Claim giving rise to the obligation to make such payment, as provided above.

(c)The Buyer Indemnitees’ right to indemnification pursuant to Section 6.02(f) on account of any Damages (subject to the other limitations, conditions and restrictions of this Article VI), will be (i) first, for amounts within the retention of the Insurance Policy, satisfied jointly and severally from the Sellers; (ii) second, satisfied from the Insurance Policy up to the stated policy limit thereunder; and then (iii) third, for the amount of such Damages that exceed the stated policy limit under the Insurance Policy (if any), satisfied jointly and severally from the Sellers, which will be the Buyers’ sole recourse pursuant to Section 6.02(f) (but subject to indemnification of the Buyers by the Sellers for the Insurance Policy retention pursuant to clause (i) of this sentence).  The right to indemnification to be satisfied first from the Insurance Policy and second from the Sellers as set forth in this Section 6.06(c) will be the sole recourse, direct or indirect, of the Buyer Indemnitees for indemnification pursuant to Section 6.02(f) subject to the limitations on the Sellers’ individual and aggregate liability as set forth in Section 6.07(a).  The absence of coverage under the Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the Insurance Policy to be in full force and effect for any reason, will not be deemed to lower the stated policy limit of the Insurance Policy, nor expand, alter, amend, change or otherwise affect the Sellers’ indemnification obligations under this Article VI in relation to the stated policy limit of the Insurance Policy.

(d)For the purposes of determining the occurrence of any breach and of calculating the (i) existence of a breach of any representation and warranty, other than, with respect to the indemnification obligations of the Sellers hereunder, the Seller Fundamental Representations and the Specified Seller Representations, for purposes of Article III and (ii) amount of Damages related to any breach of any representation or warranty, other than, with respect to the indemnification obligations of the Sellers hereunder, the Seller Fundamental Representations and the Specified Seller Representations, any qualification as to materiality, “Polyols Material Adverse Effect” or any other similar qualification or standard contained in Article III of this Agreement shall be disregarded.

Section 6.07Certain Limitations on Indemnification for Third Party Claims and Direct Claims

.

(a)The Sellers shall not be liable in respect of any Buyer Indemnified Losses under Section 6.02(g) until the aggregate amount of Buyer Indemnified Losses under Section 6.02(g) exceeds (i) for the first year after Closing, one percent (1%) of the Purchase Price (the “Basket”) and (ii) thereafter, to the extent that the then remaining Basket is greater than one-half percent (0.5%) of the Purchase Price, the Basket will be reduced to one-half percent (0.5%) of the Purchase Price in the aggregate, and the Sellers will be required to pay the amount of Buyer Indemnified Losses in excess of the Basket.

(b)The maximum amount that the Sellers will be required to pay: (i) in respect of all Buyer Indemnified Losses under Section 6.02(f) and Section 6.02(g) in the aggregate will not exceed the Purchase Price (less any recoveries from the Insurance Policy), after which amount the Sellers will have no obligation to indemnify the Buyer Indemnitees from or against further Buyer Indemnified Losses pursuant to Section 6.02(f) and Section 6.02(g); and (ii) in respect of all Buyer Indemnified Losses under Section 6.02(g) in the aggregate will not exceed ten percent (10%) of the Purchase Price, after which amount the Sellers will have no obligation to indemnify the Buyer Indemnitees from and against further Buyer Indemnified Losses pursuant to Section 6.02(g).

(c)The maximum amount that the Buyers will be required to pay in respect of all Seller Indemnified Losses under Section 6.03(h) will not exceed the Purchase Price.

(d)The amount of any Buyer Indemnified Losses will be reduced by (i) any amount actually received by a Buyer Indemnitee with respect thereto under any insurance coverage (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of a Buyer Indemnitee) or from any other party alleged to be responsible therefor, net of any expenses or costs of collection incurred by such Indemnified Party in recovering such amounts, including any increases in premiums under any insurance policies where such increase resulted from any such insurance payments; and (ii) the amount of any Tax Benefit actually realized by Buyer Indemnitee in the same or subsequent taxable year of such Buyer Indemnified Loss.  Any Indemnified Party having a claim under this Article VI shall use commercially reasonable efforts to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, including the Insurance Policy, in each case as to reduce the amount of any indemnifiable Damages under this Agreement.  If such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of reasonable expenses and Tax or other costs incurred in obtaining such recovery or benefit) shall be made promptly to such Indemnifying Party.

(e)The amount of any Seller Indemnified Losses will be reduced by (i) any amount actually received by a Seller Indemnitee with respect thereto under any insurance coverage (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of a Seller Indemnitee) or from any other party alleged to be responsible therefor, net of any expenses or costs of collection incurred by such Indemnified Party in recovering such amounts, including any increases in premiums under any insurance policies where such increase resulted from any such insurance payments; and (ii) the amount of any Tax Benefit actually realized by the Seller Indemnitee in the same or subsequent taxable year of such Seller Indemnified Loss.  Any Indemnified Party having a claim under this Article VI shall use commercially reasonable efforts to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages under this Agreement.  If such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of reasonable expenses and Tax or other costs incurred in obtaining such recovery or benefit) shall be made promptly to such Indemnifying Party.

(f)The procedures set forth in the foregoing provisions of this Section 6.07 will not apply with respect to claims solely against the Insurance Policy.

(g)The indemnification obligations under Section 6.02(g) with respect to a breach of any representation or warranty contained in Section 3.11(d)(i) shall not apply to any Buyer Indemnified Loss to the extent that (i) such Buyer Indemnified Loss is incurred as a direct result of any voluntary investigation that would involve subsurface sampling or excavation by or on behalf of any Indemnified Party, unless such investigation is (A) required pursuant to Environmental Laws or a Government Authority order, (B) conducted in connection with the defense of a Third Party Claim, (C) reasonably necessary to address an actual or suspected imminent threat to human health or the environment or (D) conducted in connection with any construction, expansion, renovation, maintenance or repair at the Real Property that is not undertaken in and does not have an impact on the areas set forth on items (2) and (3) on Section 6.02(c) of the Seller Disclosure Letter; (ii) such Buyer Indemnified Loss is incurred as a direct result of a Buyer’s breach of its obligations in Section 5.01(a), or the Indemnified Parties’ failure to comply with reasonable written and advance requests made by the Indemnifying Parties; or (iii) any Indemnified Party (A) fails to take commercially reasonable measures to minimize risks or to apply commercially reasonable environmental, health and safety standards, (B) communicates or interacts with Government Authorities in a manner that is unreasonable under the standard of a prudent businessman or (C) does not use reasonable efforts to minimize the incurrence and amount of Damages for which the Third Party has indemnification obligations under the Environmental Agreement.

(h)The Buyers acknowledge that the Sellers or their respective Affiliates have a claim for indemnification for certain Indemnifiable Environmental Matters under the Environmental Agreement.  The indemnification obligations of the Sellers under this Article VI shall not be limited to or by (i) any actual receipt of funds for valid indemnification claims by a

Seller or its Affiliates or payment by or on behalf of such Third Party, (ii) any insolvency of or failure to perform by any such Third Party, or (iii) any limitation or disallowance of such valid claim due to a Seller’s or its Affiliates’ actions or omissions, including any failure to comply with the terms of such Environmental Agreement or any contribution to or exacerbation of the conditions subject to indemnification under the Environmental Agreement.

Section 6.08No Special Damages

.  Notwithstanding anything to the contrary in this Article VI, except for claims by the Buyers solely under the Insurance Policy regarding a breach of representation and warranty (to which this Section 6.08 will not apply), no Party nor any of its Affiliates will be liable under this Article VI, otherwise under this Agreement or under any other Transaction Document or otherwise for exemplary, special, punitive, remote, speculative or consequential Damages (including for lost profits), whether in tort (including negligence or gross negligence), strict liability, by contract or statute, except to the extent any Indemnified Party suffers such Damages to an unaffiliated Third Party in connection with a finally adjudicated Third Party Claim, in which case such Damages shall be recoverable (to the extent recoverable under this Article VI) without giving effect to this Section 6.08.

Section 6.09Sole and Exclusive Remedy

.

(a)The sole and exclusive remedy of any Party to this Agreement and its Affiliates with respect to this Agreement, the Assets, the Assumed Liabilities, the Dutch Entity, the events giving rise to this Agreement and the other transactions contemplated by this Agreement, other than in the case of Fraud, shall be limited to the indemnification provisions set forth in this Article VI, except that a Party shall have the right to specific performance under Section 7.12 to enforce the covenants to be performed pursuant to this Agreement.  In furtherance of the foregoing, each of the Parties, on behalf of itself and of its Affiliates, hereby waives, releases and discharges, to the fullest extent permitted by applicable Law, the other Parties to this Agreement and their respective Affiliates, directors, officers and employees from any and all Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, of any kind (whether at Law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued or based on any Law or right of action or otherwise), except as provided in this Agreement (and other than as provided in any other Transaction Document) notwithstanding the strict liability, gross negligence or negligence of a released Party (whether sole, joint or concurrent or active or passive), it being understood that nothing in this Section 6.09 limits any claims under the Insurance Policy or under Section 7.12.

(b)The Parties intend that, even though indemnification obligations appear in various Sections and Articles of this Agreement, the indemnification procedures, limitations and other provisions contained in this Article VI shall apply to all indemnity obligations of the Parties under this Agreement, except as otherwise provided in Section 5.06(c) or to the extent expressly excluded in this Article VI.

(c)Notwithstanding anything in this Agreement to the contrary, but subject to Section 6.16 (regarding the treatment of indemnification payments as adjustments to the Purchase Price), the sole and exclusive rights and remedies of the Parties with respect to the determination of the Purchase Price, the Closing Net Working Capital and the Closing Indebtedness are set forth in Section 1.04 and Section 1.05.

Section 6.10Buyers’ Investigation; Disclaimer of Representations and Warranties

.

(a)Each of the Buyers, as applicable, has conducted its own independent review and analysis of the Dutch Entity and the Assets, including the operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Dutch Entity, the Assets and the Assumed Liabilities. Each of the Buyers is an informed and sophisticated purchaser, and has engaged Representatives, experienced in the evaluation and purchase of companies, property and assets such as the Dutch Entity and the Assets and their respective Properties, assets, liabilities (including the Assumed Liabilities), businesses and prospects. none of the Sellers or any of their Affiliates or their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyers or their respective Representatives (including any information provided or made available to the Buyers in any “data room”) and Each Buyer agrees, to the fullest extent permitted by Law, except in the case of Fraud, that neither the Sellers nor any of their respective Representatives have any liability or responsibility whatsoever to the Buyers or their Affiliates or their respective Representatives on any basis (including in contract, quasi-contract, breach of representation and warranty (express or implied), personal injury or other tort, under law or otherwise) based upon any information provided or made available, or statements made, to the Buyers or their respective directors, officers, employees, Affiliates, controlling persons, advisors, agents or other Representatives (or any omissions therefrom), including in respect of the specific representations and warranties of the Sellers set forth in this agreement, except that the foregoing limitations of this sentence shall not apply to the specific representations and warranties of the Sellers set forth in any other Transaction Document, but always subject to the limitations and restrictions contained therein.  None of the Buyers have relied on any representation or warranty other than as described in the preceding sentence.  except as specifically set forth in Article III, (a) the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of or otherwise in any way relating to the Sellers, the Dutch Entity, the Assets or their liabilities or operations, including with respect to value, condition (including environmental condition) or performance or merchantability, noninfringement or fitness for any purpose (both generally or for any particular purpose) and with respect to future revenue, profitability or the success of the Dutch Entity and the Assets, (b) any such other representations or warranties are hereby expressly disclaimed, (c) the Dutch Entity and the Assets will be conveyed “as is” and “where is” and “with all faults” in their condition as of the closing date, and (d) each Buyer agrees to accept the Dutch Entity and the Assets in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters.  In connection with the Buyers’ investigation of the Dutch Entity, the Assets and the Assumed Liabilities, the Buyers and their respective Subsidiaries and Representatives may have received certain estimates.  Each Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, and that Buyer Parent is familiar with such uncertainties and that such Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates so furnished to it, its Subsidiaries or its Representatives, including the reasonableness of the assumptions underlying such estimates.  Accordingly, each Buyer acknowledges and agrees that neither the Sellers nor any of their respective Subsidiaries nor any other Person is making any representation or warranty with respect to such estimates, including the reasonableness of the assumptions underlying such estimates (or any component thereof).

Section 6.11No Multiple Recoveries

.

(a)Notwithstanding anything in this Agreement to the contrary, in the event any Party (or any other indemnitee) is entitled to a payment or other benefit under more than one provision of this Agreement and such Person has already been made whole by payment or another benefit under one of those provisions, in no event will such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement.

(b)The Buyer Indemnified Parties will not be entitled to recover under this Article VI for Buyer Indemnified Losses to the extent such Buyer Indemnified Losses were specifically identified with reasonable detail and documentation in the determination of the adjustment provisions in accordance with Exhibit F.

Section 6.12No Setoff

.  Neither the Buyers nor the Sellers will have any right to set off any amounts owed to a Buyer Indemnitee or a Seller Indemnitee, respectively, under this Article VI against any payments to be made by either of them under any other provisions of this Agreement or any Transaction Document.

Section 6.13Subrogation

.  Except as set forth in Section 5.10, the Indemnifying Party will be subrogated to the rights of the Indemnified Party in respect of any insurance (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of any Party) relating to Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, to the extent of any indemnification payments made under this Agreement and to the extent permitted under the terms of such insurance, and the Indemnified Party will provide all reasonably requested assistance to the Indemnifying Party in respect of such subrogation, including executing any instrument reasonably necessary to evidence such subrogation rights.

Section 6.14Amount of Losses

.  The determination of the dollar amount of any Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, will be based solely on the actual dollar value thereof, on a dollar-for-dollar basis.

Section 6.15Mitigation

.  Each Party will, and will cause its applicable Affiliates and Representatives to, take all commercially reasonable steps to mitigate any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, that are indemnifiable under this Agreement and will use commercially reasonably efforts to avoid any costs or expenses associated with such Claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof (it being understood that any reasonable costs or expenses incurred in connection with such mitigation shall be included in Buyer Indemnified Losses or Seller Indemnified Losses, as applicable).

Section 6.16Purchase Price Adjustment

.  Unless otherwise required by applicable Law, for all Tax purposes, the Parties will treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

Article VII

GENERAL PROVISIONS

Section 7.01Amendment and Modification

.  No modification of or amendment to this Agreement will be effective unless and until in writing and signed by an authorized representative of each of the Parties.

Section 7.02Entire Agreement

.  This Agreement (including the Exhibits and Annexes hereto, the Buyer Disclosure Letter and the Seller Disclosure Letter), together with the other Transaction Documents, embodies the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior discussions between them, and supersedes all prior agreements between the Parties or their predecessors in interest relating to the subject matter hereof.  No Party will be bound by any term sheets, conditions, definitions, warranties, discussions, negotiations, understandings or representations with respect to the subject matter hereof or of the other Transaction Documents other than as expressly provided herein or in the other Transaction Documents.  No oral explanation or oral information by or from any Party will alter the meaning or interpretation of this Agreement.

Section 7.03Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or transferred, directly or indirectly, by operation of Law, merger or otherwise, without the prior written Consent of the other Parties (which may be withheld in such Party’s sole discretion); provided, however, that (a) the Sellers may transfer this Agreement to (i) one or more of the respective Affiliates of any Seller or (ii) in connection with any sale or transfer of Equity Interests of, or any merger, consolidation, change of control or other business combination involving, a Seller or any of its Subsidiaries; and (b) a Buyer may assign its rights under this Agreement to (i) one or more of its Affiliates or (ii) in connection with any sale or transfer of Equity Interests of, or any merger, consolidation, change of control or other business combination involving, a Buyer or any of its Subsidiaries; provided that, no assigning Party will be relieved of its obligations under this Agreement as a result of any permitted assignment.  Any attempted assignment, novation or transfer, directly or indirectly, by operation of Law, merger, demerger or otherwise, made in violation of this Section 7.03 will be null and void ab initio.

Section 7.04Severability

.  If any term, provision, covenant or restriction of this Agreement is held by a court or arbitral tribunal of competent jurisdiction or other Government Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.  Upon such a determination, a suitable and equitable provision will be substituted for the invalid, void or unenforceable provision, covenant or restriction so far as enforceable to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.  If any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then the Parties shall use commercially reasonable efforts to (a) take mutually agreeable actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law, and (b) to the extent necessary and mutually agreeable, amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 7.05Expenses and Treatment of Amounts Owed

.

(a)Except as otherwise provided in this Agreement (including, for the avoidance of doubt, the payment and reimbursement provisions of Article VI), all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, will be borne by the Party incurring such expenses.  Subject to the provisions of Section 1.05 and Exhibit F (which shall govern any dispute arising thereunder), in the event any Proceeding is commenced by any Person to enforce its rights under this Agreement against any other Person, if the defendant in such Proceeding is the prevailing party in such Proceeding, all fees, costs and expenses, including court costs and fees and expenses of attorneys, incurred by such prevailing party in connection with such Proceeding shall be reimbursed by the non-prevailing party in such Proceeding; provided that if the defendant in such Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by such defendant on an equitable basis.  For purposes hereof, and without limitation, the defendant shall be deemed to have prevailed in any Proceeding if the Person attempting to enforce its rights hereunder commences any such Proceeding and (i) such underlying Claims are subsequently dropped, voluntarily dismissed or voluntarily reduced or (ii) such defendant defeats any such Claims. The Buyers shall bear (i) all fees and costs of the Dutch Notary in relation to the actions set out in the last sentence of Section 2.02(c) and (ii) the cost of the premium and other costs of procuring the Insurance Policy and any other fees, costs or deductibles associated with the Insurance Policy.

(b)The amount of any payment or other amount owed by one Party to the other under this Agreement (including (i) any Final Adjustment Payment, in the event that a Buyer does not provide each of the Closing Statements to the Seller Representative by the Closing Statement Date in accordance with Section 1.05(a), and (ii) any Required Reimbursement, in the event that a Buyer does not reimburse the Sellers in full for such

Required Reimbursement by the Reimbursement Deadline in accordance with Section 5.05(b)) will bear interest from, with respect to (i) any Final Adjustment Payment, the Closing Statement Date, (ii) any Required Reimbursement, the Reimbursement Deadline, and (iii) with respect to any other payment or amount owed by one Party to the other hereunder, the date upon which such payment or amount becomes payable hereunder to, but excluding, the date of payment at a rate per year equal to the rate of interest that is the lesser of (A) 10% per annum and (B) the highest rate of interest permitted by applicable Law.

Section 7.06No Waiver of Breach

.  Failure to enforce any right or obligation by any Party with respect to any matter arising in connection with this Agreement will not constitute a waiver as to that matter or to any other matter.  No waiver of any provision of this Agreement will be valid or enforceable unless in writing and signed by the Party against whom enforcement of the waiver is sought.  The waiver of any provision of this Agreement at any time by a Party does not constitute a waiver of future compliance with such provision or a waiver of compliance with any other provision of this Agreement.

Section 7.07Governing Law and Venue

.  This Agreement, and all Claims or causes of action arising out of or relating to this Agreement, will be governed by the Laws of the State of Delaware, without regard to its conflict of laws principles that will apply the Laws of any other jurisdiction.  The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

Section 7.08Notices

.  All notices of defaults, Claims or disputes must be in writing and will be deemed given (a) when delivered personally by hand, or (b) one (1) Business Day after the day sent by overnight courier, in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller Representative or any of the Sellers:

INV Management Services, LLC
4123 E. 37th Street North
Wichita, Kansas 67220
United States of America
Attn: General Counsel

With copies to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: James Marshall

If to the Buyers:

Stepan Company

1135 Skokie Boulevard

Northbrook, Illinois 60062

Attention: General Counsel

With copies to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10065

Attn: Robert Katz

Section 7.09No Partnership; No Agency

.  No Party will be, nor shall any Party represent itself to be, the franchiser, partner, broker, employee, servant, agent, or legal representative of any other Party for any purpose whatever.  No Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, any other Party, or to bind any other Party in any matter or thing whatever.  The Parties do not intend to form a partnership or joint venture as a result of this Agreement.  The Parties do not intend, nor will any clause be interpreted, to create under this Agreement any obligations or benefits to, or rights in, any Third Party from any Party.

Section 7.10Negotiated Transaction

.  The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation should arise, this Agreement will be construed as if drafted by all Parties and no presumption or burden of proof will arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.11Time of the Essence

.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 7.12Specific Performance

.

(a)Notwithstanding the foregoing or anything to the contrary contained herein, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

(b)No Party may oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement.  Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.  Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 7.13Seller Representative

.  The Seller Representative shall have the authority to act on behalf of and to bind the Sellers for all purposes of the Transaction Documents.  The Buyers shall be entitled to rely upon any directions, instructions, Consents, approvals, authorizations or other communications provided by the Seller Representative in connection with the Transaction Documents.  Any action taken by the Seller Representative pursuant to the Transaction Documents will be deemed to have been taken on behalf of the applicable Sellers.

Section 7.14Bulk Sales Laws

.  The Buyers hereby waive compliance by the Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state within, or any jurisdiction outside, the United States that may otherwise be applicable with respect to the sale of any of the Assets.

Section 7.15Transaction Privilege

.

(a)The Parties hereby acknowledge and agree that Baker Botts L.L.P. (“Baker Botts”) and Houthoff Coöperatief U.A. (“Houthoff”) have represented the Sellers and one or more of their Affiliates prior to the date of this Agreement, including in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated by this Agreement, and that the Sellers and such Affiliates and their respective Representatives (each a “Seller Entity” and collectively, the “Seller Entities”) have a reasonable expectation that, after the Closing, Baker Botts and Houthoff will, if the Seller Entities so wish, represent them in connection with any pending or possible or threatened Claim or any other matter or Proceeding involving any Seller Entity or their Representatives, on the one hand, and any other Party to this Agreement (an “Other Party”) or any of their respective Affiliates and Representatives (each an “Other Party Group Member” and collectively the “Other Party Group Members”), on the other hand, arising under or relating to this Agreement.

(b)Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes those Persons that are, or after Closing will be, Affiliates of such Other Party), hereby agrees to all of such matters and consents to the potential future representations described in this Section 7.15 and specifically and expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Laws or standard of professional responsibility if, after the Closing, Baker Botts or Houthoff (together, “Seller Counsel”) represents any Seller Entities or Other Party Group Member in connection with any Claim or Proceeding arising under or relating to this Agreement or the transactions contemplated by this Agreement.

(c)In addition, each of the Parties irrevocably acknowledges and agrees that (i) from and after the Closing, all communications and documents (“Excluded Privileged Documents”) to, from, or among the Seller Entities (which, for the avoidance of doubt, includes for purposes hereof any Representatives of the Seller Entities) that are subject to the attorney-client privilege, the attorney work product doctrine, or any other privilege or protection with respect to the Excluded Assets or Retained Liabilities or in connection with Baker Botts’s or

Houthoff’s representation of the Seller Entities (the “Privileges”) (including communications prior to the Closing between any one or more Seller Entities, on the one hand, and Seller Counsel, on the other hand), will be excluded from the Assets; (ii) the Privileges for the Excluded Privileged Documents shall belong solely to the Seller Entities; and (iii) no Other Party Group Member shall have any right to assert, waive or otherwise alter any of the Privileges at any time, including after the Closing.  The Other Party Group Members shall not have access to any such communications, files, records or other documents (as used herein whether in electronic form or otherwise), of Seller Counsel relating to such engagement.  The Other Parties, to the fullest extent allowed by Law, (A) acknowledge and agree that no waiver of any privilege or right of the Seller Entities is intended or will be claimed by any Other Party as a result of any communications, files, records or other documents being maintained within the records or files, of any Other Party Group Member or otherwise in its possession or control; and (B) shall, upon request, promptly return to the applicable Seller Entities or destroy (with notice to the applicable Seller Entities of such destruction) all Excluded Privileged Documents in their possession or control.

(d)The Buyers shall use commercially reasonable efforts to cause any Person that is, or after the Closing will be, a Buyer Affiliate to execute any document or instrument reasonably requested from time to time by the Sellers in order to evidence or effectuate the intentions of the Parties reflected in this Section 7.15.

(e)The Parties hereby declare that they are aware that the Dutch Notary is associated with Houthoff, a firm that is advising the Equity Seller in connection with the sale, purchase and transfer of the Shares.  With reference to the Professional Code of Conduct (Verordening beroeps- en gedragsregels) of the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), all Parties:

(i)declare to be aware that the Dutch Notary and/or colleagues of the Dutch Notary associated with Houthoff act as legal adviser to Equity Seller in connection with this Agreement and/or the underlying and connected documents;

(ii)consent to the Dutch Notary executing the Dutch Deed of Transfer; and

(iii)consent to the fact that colleagues of the Dutch Notary associated with Houthoff may represent the Equity Seller if any dispute between the parties arises out of this Agreement, the Dutch Deed of Transfer and/or the underlying and connected documents.

Section 7.16Cumulative Remedies

.  Except as otherwise provided in this Agreement, all remedies available to any Party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy will not be deemed an election of such remedy to the exclusion of other remedies.

Section 7.17Defined Terms; Interpretation

.

(a)As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” means all trade account receivables and other receivables of Dutch Entity or the Assets, including receivables that constitute accounts relating to goods and services provided to a Seller or its Affiliates, on the one hand, by Dutch Entity or the Assets, on the other hand.

“Acquisition” has the meaning set forth in the recitals.

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, ownership interest or securities.

“Agreement” has the meaning set forth in the preamble.

“Appointment Date” has the meaning set forth in Exhibit F.

“Asset Allocation Statement” has the meaning set forth in Section 5.06(d)(i).

“Assets” has the meaning set forth in Section 1.02.

“Assignment and Assumption Agreements” has the meaning set forth in Section 2.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 1.02(d).

“B2B Polyols Agreement” has the meaning set forth in Section 2.02(a)(vii).

“B2B Raw Materials Agreement” has the meaning set forth in Section 2.02(a)(vi).

“Baker Botts” has the meaning set forth in Section 7.15.

“Business” means the manufacture, marketing and sale of finished aromatic polyester polyols product by the Sellers or the Dutch Entity, as of the Closing Date, for roof and wall insulation applications and bunstock applications.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Wichita, Kansas or the Netherlands are authorized or required by Law to close.

“Buyer” and “Buyers” have the meaning set forth in the preamble.

“Buyer Accountants” has the meaning set forth in Exhibit F.

“Buyer Disclosure Letter” has the meaning set forth in Article IV.

“Buyer Fundamental Representations” means those representations and warranties of the Buyers set forth in Section 4.01, Section 4.02(a), Section 4.02(b) and Section 4.06 of this Agreement.

“Buyer Parent’s Group” means Buyer Parent and its Affiliates (including the Dutch Entity from and after Closing) and the expression “member of Buyer Parent’s Group” will be construed accordingly.

“Buyer Indemnified Loss” has the meaning set forth in Section 6.02.

“Buyer Indemnitees” means Buyer Parent and its Affiliates and their respective directors, officers and employees.

“Buyer Key Employees” has the meaning set forth in Section 5.12(a)(i).

“Buyer Parent” has the meaning set forth in the preamble.

“Buyer Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, has materially impaired or delayed, or is reasonably likely to materially impair or delay, the ability of a Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

“Buyer Taxes” means without duplication, (i) all Taxes of, or attributable to, the Dutch Entity, the Assets or the Business for any Post-Closing Tax Period (determined, with respect to a Straddle Period, in accordance with Section 5.06(a)(iii)), (ii) all Taxes imposed on or payable by a Buyer for any taxable period and (iii) all Transfer Taxes allocated to a Buyer pursuant to Section 5.06(e).

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation, and (ii) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Cash” has the meaning set forth in Exhibit F.

“Cash Consideration” means the Initial Cash Consideration, minus the Deposit, plus the Estimated Net Working Capital, minus the Estimated Indebtedness.

“CITA” means the Dutch corporate income tax act 1969 (Wet op de vennootschapsbelasting 1969).

“CIT Fiscal Unity” means a corporate income tax fiscal unity pursuant to article 15 of the CITA.

“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person to any other Person, whether for Damages or other remedies including equitable remedies, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person to the specified Person.

“Claim Notice” has the meaning set forth in Section 6.04(b).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Indebtedness” means the aggregate Indebtedness, comprising the line items set out in the sample Indebtedness Closing Statement set out in Part 4 of Exhibit F as shown in the Closing Statements, in each case as agreed or determined in accordance with the provisions of Part 1 and Part 2 of Exhibit F of the Dutch Entity and the Assets as of Closing.

“Closing Net Working Capital” means the aggregate working capital, comprising the line items set out in the Sample Working Capital Closing Statement set out in Part 3 of Exhibit F as shown in the Closing Statements, being the aggregate of those line items under the heading “Current Assets” less the aggregate of those line items under the heading “Current Liabilities”, in each case, in the Closing Statements, in each case as agreed or determined in accordance with the provisions of Part 1 and Part 2 of Exhibit F of the Dutch Entity and the Assets as of Closing.  For the avoidance of doubt, Closing Net Working Capital shall exclude deferred Tax assets and liabilities.

“Closing Statements” has the meaning set forth in Section 1.05(a).

“Closing Statement Date” has the meaning set forth in Section 1.05(a).

“Closing Statement Period” means the period from the Closing Date up to and including the day falling immediately prior to the Closing Statement Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 5.12(b)(ii).

“Confidentiality Agreement” means the confidentiality agreement, dated as of November 4, 2019, between Stepan Company and INVISTA Foreign Equity Development Limited (for the benefit of INVISTA Foreign Equity Development Limited and its affiliates).

“Confidential Information” means (i) with respect to the Sellers, all information (whether in tangible, electronic, oral or written form or by observation, including information in documentary, handwritten, computer storage or in any other form) to the extent relating to a Buyer or its Affiliates, the Dutch Entity, the Assets and the Assumed Liabilities, and (ii) with respect to a Buyer, all information (whether in tangible, electronic, oral or written form or by observation, including information in documentary, handwritten, computer storage or in any other form) to the extent relating to Sellers or their Affiliates, the Excluded Assets or the Retained Liabilities, together with all notes, analyses, compilations, studies or other documents prepared by the recipient or any of its Representatives which contain, are derived from or otherwise reflect such information; other than information that (A) at the time of disclosure or thereafter is generally available to the public (other than as a result of an unauthorized disclosure by the applicable Party or its Representatives); (B) was available to such Party or its Representatives on a non-confidential basis before its disclosure by the other Party or its Representatives and the Party to which such information was disclosed and such Party’s Representatives are not aware or reasonably should not be aware of any prohibition against transmitting such information by a contractual, legal or fiduciary obligation; (C) was, is or becomes available to such Party or its Representatives on a non-confidential basis from a Person who is not otherwise known or reasonably should be known by that Party or its Representatives to be bound by a confidentiality obligation with respect to such information; or (D) is independently developed by or for such Party without use of or reference to the Confidential Information.  The term “Confidential Information” will include any and all information provided or obtained pursuant to Section 5.01 or the Transaction Documents (whether such information is in the possession of the applicable Party or such Party’s Representatives at the time of the Closing or subsequently obtained by the applicable Party or such Party’s Representatives from the other Party or any of such Party’s Representatives pursuant to any Transaction Document).

“Consent” means any consent, approval, Permit, Order or declaration or filing with, any Government Authority or the consent, notice, or approval by any other Person, or, with respect to any equity interests, the waiver or lapse of any right of first refusal or similar Lien.

“Contract” means any legally binding written or oral agreement, contract, instrument, commitment, lease, access agreement, guaranty, indenture, license, or other arrangement or understanding (and all written amendments, side letters, modifications and supplements thereto).

“Conveyances” has the meaning set forth in Section 2.02(b)(i).

“Damage” or “Damages” means all losses, damages, judgments, fines, penalties, costs and expenses (including reasonable costs of investigation, defense or settlement, court costs and fees and expenses of attorneys and other professionals), claims, awards, assessments, charges, Taxes or other liabilities whatsoever, whether contractual, tortious, statutory or otherwise, suffered, sustained, paid or incurred by a Person, including in connection with any Action, whether involving a Claim brought by a Government Authority, a Person, a Third Party Claim, or a Claim solely between the Parties hereto.

“Delaware Courts” has the meaning set forth in Section 7.07.

“Demerger Proposal” has the meaning set forth in the recitals.

“Deposit” has the meaning set forth on Section 7.17 of the Seller Disclosure Letter.

“Designated Affiliates” means INVISTA Equities, LLC and its Subsidiaries.

“Direct Claims” has the meaning set forth in Section 6.06(a).

“Disclosing Party” has the meaning set forth in Section 5.02(a).

“Dispute Resolution Period” has the meaning set forth in Exhibit F.

“Disputed Details” has the meaning set forth in Exhibit F.

“Dutch Deed of Transfer” means the Dutch notarial deed of transfer for the transfer of the Shares from Equity Seller to Equity Buyer.

“Dutch Employment Matter” means the matter set forth on Section 7.17 of the Seller Disclosure Letter.

“Dutch Entity” has the meaning set forth in the recitals.

“Dutch Notary” means a civil law notary of Houthoff, or any of his deputies.

“Duties” has the meaning set forth in Section 5.06(i).

“Employee Plan” means any employee benefit or compensation arrangements, plans, policies, practices or programs (i) established, maintained or sponsored by any Seller, or (ii) to which any Seller contributes, on behalf of any of its employees or officers in the Dutch Entity or with respect to the Assets, or under which any such individual has a right to payments or benefits, including material plans described in Section 3(3) of ERISA and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, equity or equity-based compensation, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, retention, severance, or fringe benefit, arrangements, plans, policies, practices or programs, but excluding Employment Agreements.

“Employment Agreement” means any agreement to which any Seller is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by any Seller in the Dutch Entity or with respect to the Assets, whether as an employee, a nonemployee officer, director or contractor, including any employee leasing or service agreement, consulting and any noncompetition, nonsolicitation, proprietary rights or other restrictive covenant agreement.

“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other person, entity or organization.

“Environment” means (i) land, including surface land, sub-surface strata, seabed and riverbed under water (as defined in clause (ii)), (ii) water, including coastal and inland water, surface waters, and ground waters, and (iii) ambient and indoor air.

“Environmental Agreement” means those agreements listed on Section 7.17 of the Seller Disclosure Letter.

“Environmental Claims” has the meaning set forth in Section 3.11(c).

“Environmental Law” means any Law regulating or prohibiting Releases or threatened Releases into any part of the Environment, including those related to the use, storage, emission, generation, handling, transportation, treatment, distribution, labeling, discharge, control, and cleanup of Hazardous Substance and PFAS, or pertaining to the pollution, preservation, cleanup or protection of the Environment or threatened or endangered species or, to the extent relating to the use of or exposure to Hazardous Substances or PFAS, human health or safety.

“Environmental Permits” has the meaning set forth in Section 3.11.

“Equity Interests” means any and all ownership or equity interests of any kind in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, profits interests, phantom stock, stock appreciation rights and beneficial interests, and any and all warrants, options, rights of first refusal, rights to vote or purchase or any other rights or securities convertible into, exercisable for or related to any of the foregoing, including any equity-based compensation awards.

“Equity Buyer” has the meaning set forth in the preamble.

“Equity Seller” has the meaning set forth in the preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statements” has the meaning set forth in Section 1.04(b).

“Estimated Indebtedness” has the meaning set forth in Section 1.04(b).

“Estimated Indebtedness Closing Statement” has the meaning set forth in Section 1.04(b).

“Estimated Net Working Capital” has the meaning set forth in Section 1.04(b).

“Estimated Net Working Capital Closing Statement” has the meaning set forth in Section 1.04(b).

“Excluded Assets” has the meaning set forth in Section 1.03(a).

“Excluded Privileged Documents” has the meaning set forth in Section 7.15(c).

“Financial Records” has the meaning set forth in Section 3.10(a).

“Fraud” means an actual and intentional misrepresentation of fact with respect to the making of the representations and warranties set forth in Article III or Article IV with the specific intent that the other Party relies thereon to its detriment.

“Final Adjustment Amount” has the meaning set forth in Section 1.05(b).

“GAAP” means generally accepted accounting principles and practices in the United States as in effect as of the date of this Agreement, applied on a consistent basis.

“Generally Available Software” has the meaning set forth in Section 3.08(a)(iv).

“Government Authority” means (i) any national, federal, state, provincial, county, municipal, local, foreign or supranational government, or other political subdivision thereof, (ii) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (iii) any department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“Hazardous Substance” means any pollutant, contaminant, compound, substance, mixture, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive” or “dangerous,” or words of similar meaning or effect, including asbestos, polychlorinated biphenyls, and petroleum and petroleum derivatives.

“Houthoff” has the meaning set forth in Section 7.15(a).

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income, gross or net receipts of profits or margin (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above.

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, incurred in respect of (i) money borrowed or raised, (ii) any bond, loan note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) foreign exchange options, (v) finance leases and installments under conditional sale agreements (in all cases whether in respect of land, machinery, equipment or otherwise and including finance leases as defined for accounting purposes under GAAP), in each case entered into primarily as a method of raising finance or of financing the acquisition or use of the asset concerned (for the avoidance of doubt, the railcar leases to be subleased by the applicable Buyer as described in the Railcar Agreements are operating leases and excluded from this definition of Indebtedness), (vi) payments in the nature of finance charges or repurchase amounts and debt indemnity under factoring arrangements and (vii) guarantees, performance bonds or standby letters of credit in respect of any indebtedness described in clauses (i) or (ii) of any other Person (other than the Dutch Entity).

“Indemnifiable Environmental Matter” has the meaning set forth in Section 6.02(c).

“Indemnified Party” has the meaning set forth in Section 6.04(b).

“Indemnifying Party” has the meaning set forth in Section 6.04(b).

“Independent Accountant” has the meaning set forth in Exhibit F.

“Initial Cash Consideration” has the meaning set forth in Section 1.04(a)(i).

“Insurance Policy” has the meaning set forth in the recitals.

“Intellectual Property” means all intellectual property and proprietary rights, including at least the following: (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and pending patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all registered and unregistered trademarks and pending trademark applications, registered service marks and pending service mark applications, registered trade dress and pending trade dress applications, logos, trade names, corporate names, and assumed fictional business names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Marks”); (iii) all works of authorship or expression and copyrightable works ((including computer programs, data collections and databases), irrespective of whether or not copyrightable and in any form or medium (tangible, intangible, oral, written, electronic, observational, or other) in which such information may be communicated or subsist or otherwise subject to protection under any applicable laws, rules and regulations), all registered and unregistered copyrights in both published and unpublished works, pending copyright applications, and all applications, registrations, and renewals in connection therewith, including computer software applications or programs (including source and object code), databases and other compilations, and related documentation; (iv) mask works, whether or not registered, and registrations and applications for registration thereof, and all other rights corresponding thereto throughout the world (including, with respect to any copyrighted works, all rights to reproduce, distribute, publicly perform, publicly display, use, edit, adapt, modify, create derivative works of, publish, distribute and market for all purposes, in any manner, on any and all existing or future media and by any existing or future means, for the duration of copyright protection under applicable Law); (v) trade secrets and confidential or proprietary information, ideas or concepts, research and development, discoveries, improvements, methods, analyses, know-how, schematics, technology, formulas, compositions, data and data collections, databases, computer programs and software (whether in object or source code and all documentation relating to the foregoing), algorithms, products, practices, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions, analyses, reports, tangible research materials, technical information, and other information and materials, processes and techniques, procedures, protocols, technical data and compilations, laboratory notebooks, recordations of inventions or proprietary information, designs, drawings, specifications, systems, customer, manufacturer and supplier lists, pricing and cost information, financial and accounting data, and business and marketing plans and proposals; (vi) rights in Internet websites and Internet domain names and world wide web addresses owned, used or licensed; (vii) rights in social media accounts, including but not limited to all content therein, and social medial handles; and (viii) all copies and tangible embodiments thereof (in whatever form or medium) and (ix) intellectual property rights in any of the following: know-how; methods; processes; formulas; and compositions.

“Inventory” has the meaning set forth in Exhibit F.

“IT Assets” means the IT Equipment as set forth on each of Annex I and Annex II.

“Knowledge of the Buyers” or any similar phrase means such facts and other information that are actually known, without any duty of investigation or inquiry, to any individual set forth on Section 7.17 of the Buyer Disclosure Letter.

“Knowledge of the Sellers” or any similar phrase means such facts and other information that are actually known, without any duty of investigation or inquiry, to any individual set forth on Section 7.17 of the Seller Disclosure Letter.

“Law” means any law (including common law), statute, rule, regulation, ordinance,

Order, code interpretation, judgment, decree, directive, notice or guideline, policy or similar form of decision of any Government Authority.

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, debt, right of first refusal or other charge or other encumbrance thereupon or in respect thereof.

“Logistics Services Agreement” has the meaning set forth in Section 2.02(a)(v).

“Manufacturing Facilities” means the polyols facility located at Wilmington, North Carolina and the polyols facility located at Vlissingen, the Netherlands.

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Agreement” has the meaning set forth in Section 3.08(a).

“Non-Assigned Contract” means each Material Agreement, of which the assignment, transfer, conveyance or delivery to the applicable Buyer without Consent would constitute a breach or other contravention of Law or such Contract.

“Non-U.S. IP Buyer” has the meaning set forth in the preamble.

“Non-U.S. IP Seller” has the meaning set forth in the preamble.

“Order” means any order, ruling, decision, verdict, decree or mandate issued by or under the supervision of a Government Authority of competent jurisdiction or arbitrator.

“Ordinary Course of Business” means, with respect to the Business, the ordinary course of business consistent with past practices in all material respects, including (i) any commercially reasonable action taken, or omitted to be taken, in response to or consideration of (A) the COVID-19 pandemic, (B) the withdrawal of the United Kingdom from the European Union (Brexit), or (C) volatility in the industries in which the Business operates (including industries in which the Business sources raw materials, manages its supply chain arranges logistics, or sells products), and (ii) any changes to the practices, policies or procedures of the Business implemented at the express request of the Buyer.

“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, amalgamation or organization or the memorandum of association (or the equivalent organizational or constituent documents) or deed of incorporation of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock or of any rights in respect of that Entity’s Capital Stock.

“Organization Jurisdiction” means, as applied to (i) any corporation, its federal, state,

provincial or other jurisdiction of incorporation or amalgamation, (ii) any limited liability company or limited partnership, the federal, state, provincial or other jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state, provincial or other jurisdiction whose Laws govern that Entity’s internal affairs.

“Other Party” has the meaning set forth in Section 7.15(a).

“Other Party Group Member” and “Other Party Group Members” have the meaning set forth in Section 7.15(a).

“Party” means each of the Buyers and the Sellers.

“Parties” means, collectively, the Buyers and the Sellers.

“PBGC” has the meaning set forth in Section 3.09(c).

“Permit” means (i) any approval, consent, franchise, permit, authorization or license of, with or from a Government Authority or (ii) any required notice to, any declaration of, or with, or any registration by any Government Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP or international financial reporting standards, (ii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, maritime, or similar Liens for amounts not yet due and payable or that are being contested in good faith in appropriate Proceedings, (iii) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business, (iv) any interest or title of a lessor of any of such Assets being leased, (v) Liens that do not materially (A) diminish the value of the affected Assets, or (B) interfere with the ordinary use of such Assets, (vi) Liens created by the Buyer, and (vii) with respect to real property (A) restrictions imposed by applicable Law relating to zoning and land use, (B) matters that would be shown on an accurate survey of real property, (C) easements, covenants, encroachments, conditions, restrictions and other similar matters affecting title to real property that are of record or that do not materially interfere with the use of real property as it is currently used and (D) minor imperfections of title that do not materially detract from the value or interfere with the ordinary conduct of the Dutch Entity or the use of any of the Assets.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a Government Authority.

“Personal Information” means any information that identifies or can be reasonably linked to a natural person, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, Social Security number or tax identification number, credit card number, bank information, biometric identifiers, persistent identifiers including IP address; as well as medical, health or insurance information.  Personal Information shall include personal data, as defined in the General Data Protection Regulation (EU) 2016/679.

“PFAS” means per or polyfluoroalkyl substances.

“Polyols Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or would be, reasonably likely to materially impair or delay the ability of the Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, (ii) has had, or is reasonably likely to have, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, the Dutch Entity and the Assets, taken as a whole, or (iii) the ability of the Dutch Entity or the Sellers to timely perform their respective obligations under this Agreement or timely consummate the transactions contemplated thereby; provided, however, that, in each case, no event, circumstance, development, change or effect resulting from any of the following will be deemed to constitute, or will be taken into account in determining whether there has been or would reasonably be expected to be, a Polyols Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, or market conditions; (B) changes or trends, whether or not seasonal in nature, in the industry in which the Dutch Entity or the Assets (including the demand for, and availability and pricing of, raw materials, oil, natural gas, electricity, water and other commodities, and the marketing and transportation thereof) or in which the products or services of the Dutch Entity or the Assets are used or distributed; (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict, sabotage or acts of terrorism; (D) any natural disaster, change in the weather or climate or any escalation or worsening thereof, epidemic, pandemic of or disease outbreak (including the COVID-19 virus); (E) changes (or proposed changes) in applicable Law or in GAAP; (F) any failure by the Sellers, the Dutch Entity or the Assets to meet any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period, including as a result of the loss of a customer or a customer seeking to qualify competitive product; provided, however, that such effects giving rise or contributing to such failure in this clause (F), to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a “Polyols Material Adverse Effect”; (G) changes, including impacts on relationships with customers (or purchases by customers), suppliers, employees, labor organizations or Government Authorities, in each case to the extent related to a Buyer being the acquiror of the Wilmington Assets and Liabilities and the Dutch Entity, provided however that this clause (G) will not apply in connection with any representation or warranty set forth in this Agreement expressly addressing the announcement or pendency of the transactions contemplated hereby, or any condition as it relates to any such representation or warranty; (H) changes, including impacts on relationships with customers, suppliers, employees, labor organizations or Government Authorities, in each case attributable to the execution, announcement, pendency or consummation of this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby, including as a result of the identity of the Buyers or plans or announced intentions of the Buyers with respect to the Acquisition (including with respect to Transferred Employees); (I) any effect arising out of any action permitted or required or requested by the Buyers to be taken pursuant to this Agreement, including to facilitate transition immediately following the Closing; or (J) any event, circumstance, development, change or effect that is cured by the Sellers; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (E) above may be taken into account in determining whether there has been or is reasonably likely to have a Polyols Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a disproportionate adverse effect on the Dutch Entity and the Assets, taken as a whole, in relation to others in the industry.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of a Straddle Period ending on the Closing Date.

“Privacy and Data Security Laws” means all Laws that apply to the Dutch Entity that govern collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Information, and all regulations promulgated thereunder, including but not limited to the General Data Protection Regulation (EU) 2016/679, the e-Privacy Directive 2002/58 (and any implementation legislation in any member state of the European Union), the federal Fair Credit Reporting Act and any state fair credit reporting acts, Federal Trade Commission Act, HITECH Act, HIPAA, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Telephone Consumer Protection Act, the Computer Fraud and Abuse Act, state data protection applicable Laws, state data breach notification applicable Laws and any applicable Laws concerning requirements for website and internet-connected device privacy policies and practices.

“Privileges” has the meaning set forth in Section 7.15(c).

“Proceeding” means any action, litigation, arbitration, case, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, claim, demand, complaint, Claim, grievance, suit or investigation or other proceeding conducted by, pending, whether in contract, tort or otherwise, whether conducted or heard at law or in equity, in each case before any Government Authority or any arbitrator or mediator or similar arbitration body.

“Products” means finished aromatic polyester polyols product manufactured and sold by the Sellers or the Dutch Entity, as of the Closing Date, for roof and wall insulation applications and bunstock applications.

“Purchase Price” has the meaning set forth in Section 1.04.

“Railcar Agreements” has the meaning set forth in Section 2.02(a)(v).

”Railcar Sublease Agreement” has the meaning set forth in Section 2.02(a)(v).

“Real Property” means the owned, leased or rented real property expressly identified in Annex I or Annex II.

“Records” means all agreements, computer programs and other software, Contracts, books, records, files and other written data relating exclusively to the Dutch Entity or the Assets.

“Registered Intellectual Property” means all Intellectual Property issued by or registered or applied for with any Government Authority or authorized private registrar in any jurisdiction,

including registered trademarks, applications for the registration of trademarks, domain name registrations, registered copyrights and applications for the registration of copyrights, issued patents and patent applications.

“Reimbursement Deadline” has the meaning set forth in Section 5.05(b).

“Related Person” means, with respect to a particular Person, (i) each Affiliate, beneficiary and assign of such Person, (ii) each holder of any Equity Interests in such Person or any of its Affiliates, and (iii) any Affiliate of the foregoing.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment.

“Remaining Entity” has the meaning set forth in the recitals.

“Remedial Action” means all actions under applicable Environmental Laws to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances or PFAS in the Environment, (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance or PFAS so it does not endanger or threaten to endanger human health or the Environment, or (c) perform pre-remedial assessments, studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.

“Representatives” means, as to any Person, its directors, officers, employees, seconded employees, legal representatives, counsel, accountants, advisers, consultants and other agents and representatives.

“Required Reimbursement” has the meaning set forth in Section 5.05(b).

“Restricted Area” means North America, Europe, the Middle East, Africa, Asia and Russia.

“Restricted Marks” has the meaning set forth in Section 5.08.

“Restructuring” has the meaning set forth in the recitals.

“Retained Liabilities” has the meaning set forth in Section 1.03(b).

“Revenue Cap” has the meaning set forth in Section 5.12(b)(ii).

“Seller” and “Sellers” have the meaning set forth in the preamble.

“Seller CIT Fiscal Unity” means the CIT Fiscal Unity of the Equity Seller, including the Dutch Entity.

“Seller Counsel” has the meaning set forth in Section 7.15(b).

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Entity” and “Seller Entities” have the meaning set forth in Section 7.15(a).

“Seller ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Sellers would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Seller Fundamental Representations” means those representations and warranties of the Sellers set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.04(b) and Section 3.15 of this Agreement.

“Sellers’ Group” means the Sellers and their respective Affiliates (excluding the Dutch Entity from and after Closing) and the expression “member of the Sellers’ Group” will be construed accordingly.

“Seller Indemnified Loss” has the meaning set forth in Section 6.03.

“Seller Indemnitees” means the Sellers and their Affiliates and their respective directors, officers and employees.

“Seller Key Employees” has the meaning set forth in Section 5.12(a)(ii).

“Seller Representative” has the meaning set forth in the preamble.

“Seller Representative’s Accountants” has the meaning set forth in Exhibit F.

“Seller Taxes” means, without duplication, (i) all Taxes of, or attributable to, the Dutch Entity, the Assets and the Business for any Pre-Closing Tax Period (determined, with respect to a Straddle Period, in accordance with Section 5.06(a)(iii)), (ii) all Taxes (including any Duties) imposed on or payable by the Sellers for any taxable period, (iii) all Transfer Taxes allocated to the Sellers pursuant to Section 5.06(e) and (iv) any Taxes imposed on the Buyers as a result of waiving compliance with any applicable bulk sale laws pursuant to Section 7.14, except, in each case, to the extent such Taxes were taken into account in the determination of Closing Net Working Capital, as finalized pursuant to Section 1.05.

“Seller Tax Records” has the meaning set forth in Section 5.06(b).

“Seller Transfer Documents” has the meaning set forth in Section 2.02(b)(i).

“Shares” has the meaning set forth in the recitals.

“Specified Seller Representations” means those representations and warranties of the Sellers set forth in Section 3.10(b)(i) and Section 3.11 of this Agreement.

“Standard Terms of Engagement” has the meaning set forth in Exhibit F.

“Straddle Period” has the meaning set forth in Section 5.06(a)(ii).

“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member, or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person.

“Supply Agreement” has the meaning set forth in Section 2.02(a)(viii).

“Survival Period” has the meaning set forth in Section 6.01(b).

“Surviving Affiliate Transactions” has the meaning set forth in Section 3.14.

“Tax” or “Taxes” means (i) all federal, state, local or non-U.S. taxes, including net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, consumption, harmonized sales, franchise, margin, levies, imposts, capital, capital gains, bank shares, withholding, payroll, employer health, real property, personal property, customs duties, employment, excise, property, deed, escheat or unclaimed property obligations, stamp, alternative, net worth or add-on minimum, environmental or other taxes of any kind whatsoever or any assessments, duties, levies or charges of any kind in the nature of (or similar to) a tax imposed by any Government Authority, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto, and (ii) all liabilities for any amount described in clause (i) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or similar tax group (or being required to be included in any Tax Return related to such group), as a successor or transferee, by contract, or otherwise.

“Taxing Authority” means any Government Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means the returns, reports, declaration of estimated Tax, information returns and other forms or documents (including any amendments thereto, attachments thereof and any related or supporting information) filed or required to be filed with any Taxing Authority in connection with any Tax.

“Tax Benefit” shall mean a reduction in the applicable Buyer Indemnitee’s or Seller Indemnitee’s cash Tax liability, as applicable, calculated on a with-and-without basis arising out of any Damages that create a Tax deduction, which deduction shall be taken as the last item of deduction for the applicable taxable period.

“Terms of Engagement” has the meaning set forth in Exhibit F.

“Third Party” means a Person other than a Party or a Party’s Affiliates.

“Third Party Claim” means any Claim that is made, given or instituted by a Third Party.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Seller Transfer Documents, the Conveyances and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.

“Transfer Taxes” means all sales, use, value added, goods and services, harmonized sales, transfer, consumption, recordation, stamp and other similar Taxes and registration duties and similar fees arising from, based on or related to the sale or transfer of the Dutch Entity or the Assets to the Buyers.

“Transferred Employee Plan” means an Employee Plan maintained principally for the benefit of the Transferred Employees.

“Transferred Employees” means the employees as of the date of this Agreement listed on Section 3.09(a) of the Seller Disclosure Letter.

“Transferred Intellectual Property” means the Transferred U.S. Intellectual Property and the Transferred Non-U.S. Intellectual Property.

“Transferred Non-U.S. Intellectual Property” means certain non-U.S. intellectual property of Non-U.S. IP Seller used in the Business, all as and to the limited extent expressly identified in Annex IV.

“Transferred Permits” has the meaning set forth in Section 3.07.

“Transferred U.S. Intellectual Property” means certain U.S. intellectual property of U.S. Seller used in the Business, all as and to the limited extent expressly identified in Annex III.

“Transition Services Agreement” has the meaning set forth in Section 2.02(a)(iv).

“U.S. Assets” has the meaning set forth in Section 1.02(a).

“U.S. Assumed Liabilities” has the meaning set forth in Section 1.02(c).

“U.S. Seller” has the meaning set forth in the preamble.

“Union” has the meaning set forth in Section 3.09(f).

“U.S. Employees” means the Transferred Employees associated with U.S. Seller’s Wilmington, North Carolina site.

“Variable Compensation Payment” means any transaction bonus or other variable compensation payments to which any Transferred Employees are entitled.

“Vlissingen Assets and Liabilities” means certain tangible and intangible assets, including real estate and contract rights used in the Business, and all liabilities (whether arising prior to, at or following Closing), associated with such assets, real estate and contract rights, all as and to the limited extent expressly identified in Annex I.

“Wilmington Assets and Liabilities” means (i) certain tangible assets and real estate (including any Real Property) used in the Business and associated with U.S. Seller’s Wilmington, North Carolina site, (ii) certain intangible assets, including contract rights used in the Business and (iii) all liabilities (whether arising prior to, at or following Closing), associated with such assets, real estate and contract rights, all as and to the limited extent expressly identified in Annex II.

(b)Interpretation.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.  As used in this Agreement, (i) the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”, (ii) the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and (iii) the word “or” is not exclusive.  A reference to a Person includes its successors and permitted assigns.  References to “days” mean calendar days, unless the term “Business Days” is used.  References to “years” will mean “calendar years”, unless otherwise specified.  References to a time of day mean such time in Wichita, Kansas, unless otherwise specified.  When a reference is made in this Agreement to a Section, Article, Schedule, Annex or Exhibit such reference will be to a Section or Article of, or Schedule, Annex or Exhibit to, this Agreement unless otherwise indicated.  The Annexes, Exhibits and Schedules will be deemed incorporated by reference into this Agreement.  References to any document, instrument or agreement will include all exhibits, schedules and other attachments thereto.  The table of contents, headings, subheadings and captions in this Agreement are included for convenience of reference only, and will not be referred to in connection with the construction or interpretation of this Agreement.  Any agreement, instrument or statute defined or referred to herein will mean such agreement, instrument or statute as amended, supplemented or otherwise modified from time to time.

Section 7.18Counterparts

.  This Agreement may be executed in one or more counterparts or duplicate originals, all of which when taken together will constitute one and the same agreement.  Electronic and facsimile copies of an original executed signature page (including copies electronically transmitted in portable document format or “.pdf”) will be deemed the same as the original executed signature page.  Electronically executed versions of a signature page through the DocuSign, Inc. electronic signing system will also be deemed the same as an original executed signature page.  At the request of any Party at any time, the Parties shall promptly confirm all electronic or facsimile copies, and all electronically executed versions, of any signature page by manually executing and delivering a duplicate original signature page.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYERS:

STEPAN COMPANY

By:/s/ F. Quinn Stepan, Jr.

Name: F. Quinn Stepan, Jr.

Title: Chairman and Chief Executive Officer

STEPAN UK LIMITED

By:/s/ Stephen Smales

Name: Stephen Smales

Title: Director

STEPAN HOLDINGS NETHERLANDS B.V.

By:/s/ Matthew J. Eaken

Name: Matthew J. Eaken

Title: Director A

By:/s/ Diederik Hiebendaal

Name: TMF Management B.V.

Title: Director B

By:/s/ Chi Lan Ng

Name: TMF Management B.V.

Title: Director B

[Signature Page to Stock and Asset Purchase Agreement]

SELLERS:

Arteva Specialties B.V.

By:/s/ Cristopher Crawshaw

Name: Cristopher Crawshaw

Title: Managing Director

[Signature Page to Stock and Asset Purchase Agreement]

INV Performance Surfaces, LLC

By:/s/ Maggie Bidlingmaier

Name: Maggie Bidlingmaier

Title: Manager

[Signature Page to Stock and Asset Purchase Agreement]

INVISTA Textiles (U.K.) Limited

By:/s/ John G. Stewart

Name: John Stewart

Title: Manager

[Signature Page to Stock and Asset Purchase Agreement]

SELLER REPRESENTATIVE:

INV Management Services, LLC

By:/s/ David Roy Leach

Name: David Roy Leach

Title: President

[Signature Page to Stock and Asset Purchase Agreement]